UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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MB Financial, Inc.
(Name of Registrant as Specified in Its Charter)

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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

April 10, 2015

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Wednesday, May 27, 2015 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on (i) the election of eleven directors of the Company, (ii) an advisory (non-binding) vote on executive compensation and (iii) the ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of McGladrey LLP.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2014 Annual Report on Form 10-K and proxy card over the internet to stockholders.  This means that most stockholders will not receive paper copies of these documents.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,
 Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 27, 2015

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 27, 2015.

The Meeting is for the purpose of considering and acting upon:

1.	the election of eleven directors of the Company;

2.	an advisory (non-binding) vote on executive compensation;

3.	the ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015; and

4.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to properly come before the Meeting.  The Board of Directors recommends a vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of McGladrey LLP.

Stockholders of record at the close of business on March 27, 2015 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.  Stockholders may vote in person at the Meeting or by proxy.  Note, however, that if you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.  The Company reserves the right to limit admission to the Meeting to stockholders of record and persons holding shares in street name who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 10, 2015

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
_____________________

ANNUAL MEETING OF STOCKHOLDERS
May 27, 2015

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “MB Financial,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”), to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 27, 2015, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to stockholders on or about April 10, 2015.

At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of eleven directors of the Company, each for a one-year term, (ii) an advisory (non-binding) vote on executive compensation and (iii) the ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

Certain information in this Proxy Statement relates to our bank subsidiary, MB Financial Bank, National Association (the “Bank”).

We have decided again to use the Notice and Access rule adopted by the Securities and Exchange Commission to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about April 10, 2015, we will mail to most stockholders only a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Vote Required and Proxy Information

All shares of the common stock, par value $0.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies.  If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement, for the advisory vote on executive compensation and for the ratification of the appointment of McGladrey LLP.  If any other matters properly come before the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.  We are not aware of any other matters to properly come before the Meeting.

The Company’s by-laws provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the Meeting will not be a contested election.  Therefore, directors will be elected at the Meeting under the majority voting standard described above.

Our corporate governance principles provide that in order for an incumbent director to be nominated for re-election at an annual meeting of stockholders, he or she must, prior to the filing with the Securities and Exchange Commission of the Company’s definitive proxy statement for that meeting, tender his or her irrevocable resignation to the Chairman of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, which resignation will take effect only upon (i) his or her failure to receive the required vote in an uncontested election at the meeting and (ii) the Board’s acceptance of such resignation.  Our corporate governance principles further provide that if a nominee for re-election fails to receive the required vote, the Nominating and Corporate Governance Committee must consider the director’s previously submitted irrevocable resignation and make a recommendation to the Board of Directors on whether to accept or reject such resignation.  The Board of Directors must act on the resignation within 90 days following the date of the final certification of the stockholder vote pertaining to the election, and the Company will promptly thereafter disclose the Board’s decision on whether to accept or reject the resignation and the reasons for the Board’s decision.

The advisory vote on executive compensation and the ratification of the appointment of McGladrey LLP each requires the affirmative note of a majority of the votes cast on the matter. Abstentions and broker non-votes will not be counted as votes cast on these matters.

The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.  Abstentions and broker non-votes will be treated as shares present for quorum purposes.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.  Your bank, broker or other nominee is prohibited from voting your shares on any matter unless you provide instructions to the bank, broker or nominee on how to vote your shares.  You are encouraged to provide such instructions so that your shares will be voted on the other matters. If you hold Common Stock through the Company's 401(k) profit sharing plan, you are entitled to instruct the plan trustee on how to vote the shares allocated to your plan account. Plan shares for which voting instructions are not received, or are not timely received, by the plan trustee will be voted in the same proportion as the shares for which timely voting instructions are received by the plan trustee. Refer to the voting instructions form for your plan shares for additional information, including the deadline for submitting your voting instructions.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 27, 2015 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date, provided, however, that pursuant to Section F of Article 5 of the Company’s charter, no stockholder who beneficially owns more than 14.9% of the shares of Common Stock outstanding as of that date may vote shares in excess of this limit.  As of that date, 75,093,357 shares of Common Stock were issued and outstanding.  We have no other securities outstanding whose holders are entitled to vote at the Meeting.

The following table sets forth, as of March 27, 2015, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each named executive officer, as defined below under “Executive Compensation – Compensation Discussion and Analysis;” and (iv) all directors and executive officers as a group.  Except as indicated otherwise, the address for each person listed below is: c/o MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
BlackRock, Inc.	5,669,473	(2)	7.55
55 East 52nd Street
New York, NY 10022

Columbia Wanger Asset Management, LLC	3,786,100	(3)	5.04
227 West Monroe Street Suite 3000
Chicago, IL 60606

Dimensional Fund Advisors LP	4,341,495	(4)	5.78
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group	4,504,767	(5)	6.00
100 Vanguard Blvd.
Malvem, PA 19355

David P. Bolger	87,467		*
Director

C. Bryan Daniels	1,531,308	(6)	2.04
Director

Mitchell Feiger	737,997		*
Director and President and Chief Executive Officer of the Company and the Bank

Charles J. Gries	62,895		*
Director

James N. Hallene	59,957		*
Vice Chairman

Thomas H. Harvey	262,792	(7)	*
Chairman of the Board

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Mark A. Heckler	73,768		*
Executive Vice President, Commercial Banking and Wealth Management of the Bank

Richard J. Holmstrom	296,635		*
Director

Mark A. Hoppe	353,382		*
President and Chief Executive Officer of the Bank

Lawrence J. Kallembach	135,054	(8)	*
Former Executive Vice President, Operations and Technology of the Bank

Karen J. May	43,814		*
Director

Ronald D. Santo	73,019		*
Director of the Company; Chairman of the Bank

Jennifer W. Steans	884,724	(9)	1.18
Director

Renee Togher	13,198		*
Director

Brian J. Wildman	84,307		*
Executive Vice President, Risk Management of the Bank

Jill E. York	216,267		*
Vice President and Chief Financial Officer of the Company; Executive Vice President
and Chief Financial Officer of the Bank

Directors and executive officers as a group (23 persons)	5,293,049		6.98

________

(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also reflects the holdings of shares by certain of the executive officers through their accounts under our 401(k) profit sharing plan and the holdings by directors and executive officers through our stock deferred compensation plan.  In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 27, 2015, as follows:  Mr. Bolger – 71,026 shares; Mr. Feiger – 314,592 shares; Mr. Gries – 1,550 shares; Mr. Hallene – 40,330 shares; Mr. Heckler – 42,798 shares; Mr. Holmstrom – 30,790 shares; Mr. Kallembach - 62,458; Ms. May – 19,123 shares; Mr. Wildman – 40,840 shares; Ms. York – 125,957 shares; and all directors and executive officers as a group – 789,798 shares.  Also includes 6,935 shares underlying director stock units held by Mr. Gries.

(2)
As reported by BlackRock, Inc. (“BlackRock”) in a Schedule 13G amendment filed with the SEC on January 26, 2015.  Black Rock reported having sole voting power over 5,518,084 shares and sole dispositive power over all 5,669,473 shares.

(3)
As reported by Columbia Wanger Asset Management, LLC (“Columbia Wanger”) in a Schedule 13G amendment filed with the SEC on February 11, 2015.  Columbia Wanger reported having sole voting power over 3,704,100 shares and sole dispositive power over all 3,786,100 shares.

(4)
As reported by Dimensional Fund Advisors LP (“Dimensional”) in a Schedule 13G amendment filed with the SEC on February 5, 2015.  Dimensional reported having sole voting power over 4,258,673 shares and sole dispositive power over all 4,341,495 shares.

(5)
As reported by The Vanguard Group (“Vanguard”) in a Schedule 13G amendment filed with the SEC on February 11, 2015.  Vanguard reported having sole voting power over 91,872 shares, sole dispositive power over 4,418,196 shares and shared dispositive power over 86,571 shares.

(6)
Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. each has shared voting and dispositive power with respect to 765,654 shares. Daniels & King Capital IV, L.L.C., Stephen V. King and Mr. Daniels each have shared voting and dispositive power with respect to 1,531,308 shares. Mr. King and Mr. Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of stock owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. The 1,531,308 shares beneficially owned by Mr. Daniels include: (i) 765,654 shares held by Prairie Capital IV, L.P; and (ii) 765,654 shares held by Prairie Capital IV QP, L.P.

(7)	Includes 176,119 shares held with the Bank’s trust department which are pledged to secure a line of credit.

(8)	Mr. Kallembach's employment with the Bank terminated on October 24, 2014. The share ownership information is based on Mr. Kallembach's most recent Form 4 filing with the SEC.

(9)
Includes: (i) 28,162 shares beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust (28,162 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 57,752 shares beneficially owned by Mr. Kastenholz individually (57,752 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 253,346 shares held by PCB Limited Partnership of which Ms. Steans is one of three general partners (253,346 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 17,233 shares beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 235,188 shares beneficially owned by Ms. Steans individually (234,044 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (vi) 120,917 shares beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (120,917 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (vii) 172,126 shares held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (172,126 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions). In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (vi) and (vii), and Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v), (vi) and (vii).

PROPOSAL I.  ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eleven members. The Board of Directors, acting on the recommendation of the Board's Nominating and Corporate Governance Committee, has approved the director nominees identified in the table below, each for a one-year term.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)
David P. Bolger	58	Director	2004
C. Bryan Daniels	56	Director	2014
Mitchell Feiger	56	Director and President and Chief Executive Officer of the Company	1992
Charles J. Gries	69	Director	2006
James N. Hallene	54	Vice Chairman	2000
Thomas H. Harvey	54	Chairman of the Board	1995
Richard J. Holmstrom	57	Director	1998
Karen J. May	57	Director	2004
Ronald D. Santo	72	Director and Chairman of the Bank	1990
Jennifer W. Steans	51	Director	2014
Renee Togher	52	Director	2011
__________

(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation ("Old MB Financial") and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

David P. Bolger. Mr. Bolger was most recently the Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago.  Prior to assuming that role, he was Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary, a position held since early 2003.  Prior to joining Aon, Mr. Bolger worked for 21 years at Bank One Corporation and its predecessor companies, serving in various roles including President of American National Bank & Trust Company of Chicago.  Mr. Bolger served as a director of MF Global Holdings, Ltd. from January 2010 to November 2011.  Since January 2012, Mr. Bolger has served as a director and chairman of the audit committee of Chicago-based Ryan Specialty Group, LLC, a global organization which seeks to provide wholesale brokerage, underwriting managers and other specialty insurance services.  Mr. Bolger serves as a director of the Lincoln Park Zoo, the Chicago History Museum, World Sport Chicago, and Merit School of Music, all non-profit entities based in Chicago.  Mr. Bolger has extensive experience in commercial banking and financial reporting.  In addition, his experience as Chief Operating Officer of Chicago 2016 enhanced his organizational and leadership skills and strengthened his many ties to the Chicago community.  Mr. Bolger is Chair of the Board’s Enterprise Risk Committee.

C. Bryan Daniels. Mr. Daniels is the co-founder and principal of Prairie Capital Mezzanine Funds, L.P., Prairie Capital II, L.P., Prairie Capital III, L.P., Prairie Capital III QP, L.P., Prairie Capital IV, L.P., Prairie Capital IV QP, L.P., Prairie Capital V, L.P. and Prairie Capital V QP, L.P. Prairie Capital is a Chicago-based private equity firm focused on the lower-end of the middle market. Mr. Daniels also serves as a director on the boards of the Chicago Deferred Exchange Company, ProVest Holdings, LLC, R3 Education, Inc., Northfield LLC, TeachMatch LLC, Riverchase Dermatology and Cosmetic Surgery LLC, and DRB Systems, LLC. Mr. Daniels is a member of the board of advisors of Siena Capital Partners, Creation Investments and Acceleration Academies, LLC. He sits on the Investment Committee Advisory Board of Community BanCorp and is a member of the visiting committee of the Physical Science Department of the University of Chicago. From March 2009 until its acquisition by the Company on August 18, 2014, Mr. Daniels served as a director of Taylor Capital. Pursuant to the merger agreement between the Company and Taylor Capital, the Company agreed to appoint Mr. Daniels to the Company's Board of Directors upon completion of the transaction. Mr. Daniels brings to the Board a strong investment background and extensive business experience across a variety of industries.

Mitchell Feiger. Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and became President and Chief Executive Officer of the Bank in September 2010.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President.  Mr. Feiger served as President and a director of Coal City Corporation from 1992 until the completion of the merger of Coal City Corporation into Avondale Financial Corp. (renamed MB Financial, Inc.) in February 1999.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of that merger.  Mr. Feiger served as a director of Calamos Asset Management, Inc. from 2007 to 2012.  He also serves as a director of the Lurie Children’s Memorial Medical Center/Lurie Children’s Memorial Hospital Board and Community Investment Corporation Board.  Mr. Feiger has more than 30 years of experience in the banking industry, and has served as Chief Executive Officer of the Company or one of its predecessors for more than 15 years.  Mr. Feiger brings to the Board extensive industry experience, invaluable knowledge of all aspects of the Company’s business and operations, strong leadership and organizational skills and deep ties to the Chicago area and its local business community.

Charles J. Gries.  Mr. Gries founded Charles J. Gries & Company, LLP, the predecessor firm to CJG Partners LLP, a public accounting firm, in 1983 and currently serves as the managing partner.  From 1968 to 1983, Mr. Gries has served in various capacities in a regional and national CPA firm through the partner level.  Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook Bancshares, Inc. (“First Oak Brook”) since 2002.  With more than 40 years of experience in public accounting and 30 years of experience serving as a bank director, Mr. Gries has in-depth knowledge of accounting and auditing matters affecting financial institutions and is a particularly valuable resource to the Company’s financial management.  Mr. Gries is Chairman of the Board’s Audit Committee.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal.  He is also a founding partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program.  Before Capital Concepts, Mr. Hallene co-founded and later sold the data-consolidation company, MaxMiles.  For 15 years Mr. Hallene was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure.  Mr. Hallene serves on the boards of KeHE Distributors, HallStar Company, VSA Partners, and Resource Land Fund.  Through his prior work in the banking industry and current investment firm positions, Mr. Hallene brings to the Board a diverse array of business experiences and extensive knowledge of corporate governance matters.  Mr. Hallene is Chairman of the Board’s Nominating and Corporate Governance Committee.

Thomas H. Harvey.  Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006.  Mr. Harvey is the Chief Executive Officer of Energy Innovation: Policy and Technology LLC, an energy and environmental policy firm located in San Francisco.  From 2007 through 2011, Mr. Harvey was the Founder and CEO of the ClimateWorks Foundation, the world’s largest philanthropic program dedicated to achieving low-carbon economic prosperity.  From January 2002 to April 2008, Mr. Harvey served as the Environment Program Director of the William and Flora Hewlett Foundation.  From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation.  Mr. Harvey’s executive positions with multiple foundations and other organizations provide him with strong organizational and leadership skills, which make him particularly well-suited to serve as Chairman of the Board and as Chairman of the Board’s Executive Committee.  Mr. Harvey also has gained extensive investment experience through his management of the investment portfolio for a foundation and as the manager of multiple financial trusts.

Richard J. Holmstrom.  Mr. Holmstrom is Co-Founder and Vice Chairman of Menlo Equities LLC, a real estate investment and development company headquartered in Palo Alto, California.  Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at the Shidler Group, a private real estate investment company with offices across the United States.  Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties.  He is a co-founder of New Resource Bank based in San Francisco, California.  Mr. Holmstrom is a Trustee of the UC Berkeley Foundation, and a member of the Advisory Board of the UC Berkeley Haas School of Business.  Other outside board experience includes serving as a director of the Stanford Alumni Association.  Mr. Holmstrom brings to the Board extensive knowledge and experience in commercial real estate matters, which is one of the Company’s primary lending areas.  The diversity of his other board experiences provides him with a unique perspective in addressing matters before the Board.

Karen J. May.  Ms. May is Executive Vice President, Global Human Resources of Mondelez International, Inc. (formerly part of Kraft Foods, Inc.).  She joined Kraft Foods in October 2005.  Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.  With her initial career background in financial and accounting-related matters and more recent positions as a senior executive in charge of human resources for two large, publicly held companies, Ms. May brings a wealth of knowledge and experience in multiple areas of critical importance to the Board, especially with regard to compensation matters.  Ms. May is Chair of the Board’s Organization and Compensation Committee.

Ronald D. Santo.  Mr. Santo is Chairman of the Bank, and, prior to his retirement in September 2008, also served as Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.  Mr. Santo’s career in the banking industry and his prior executive positions with the Company and its predecessors give him a thorough understanding of the Company’s business and invaluable institutional knowledge.

Article II, Section 10 of the Company’s bylaws provides generally that no person 72 years of age or older may be elected, re-elected, appointed or re-appointed to the Board of Directors, and that no director who has attained age 72 may continue to serve as a director beyond the annual meeting of stockholders at which his term as a director expires. Article II, Section 10 gives the Board of Directors discretion to exempt any person under age 75 from mandatory retirement as a director if the Board of Directors determines that such exemption would be in the best interests of the Company. The Board of Directors determined that it would be in the best interests of the Company to exempt Mr. Santo, who recently attained age 72, from mandatory retirement as a director of the Company to permit him to stand for election at the Meeting. In making this determination, the Board of Directors considered Mr. Santo’s extensive knowledge and experience described above as well as his continuance in the important role as Chairman of the Board of Directors of the Bank.

Jennifer W. Steans. Ms. Steans is the President of Financial Investments Corporation (“FIC”), a private asset management firm. From 1989 through 1993, Ms. Steans served as a consultant for the management consulting arm of Deloitte & Touche. Ms. Steans then served as Treasurer of Prime Graphics, Inc., until founding FIC in 1994. Ms. Steans is the current Chairman of USAmeriBancorp, Inc., a privately held Tampa Bay area middle-market bank. Her other current business affiliations include service as a director of MCS Holdings, LLC, Chicago Deferred Exchange Corp. and ProVest Holdings, LLC. In addition, she serves as an advisory board member of Resource Land Fund, Carlyle Asia Growth Partners III, LP, Laramar Multi-Family Value Fund and Siena Capital Partners. Ms. Steans' affiliations with non-profit organizations include serving as trustee of The Chicago Foundation for Women, YWCA of Evanston/North Shore, Ravinia Festival, The Steans Family Foundation and RUSH University Medical Center.  From September 2008 until its acquisition by the Company on August 18, 2014, Ms. Steans served as a director of Taylor Capital.  Pursuant to the merger agreement between the Company and Taylor Capital, the Company agreed to appoint Ms. Steans to the Company’s Board of Directors upon completion of the transaction. Ms. Steans brings to the Board a strong financial background, diverse business experience and deep ties to the Chicago community.

Renee Togher.  Ms. Togher was appointed as a director of the Company in August 2011.  Ms. Togher is President and a director of Chicago-based Azteca Foods, Inc., a family-owned, leading manufacturer of tortilla products.  Ms. Togher also serves on the boards of Illinois Manufacturer’s Association, ADL, Inc., Mercy Hospital. She serves on the advisory board of Home Run Inn, Inc.  She is a past director of Greater Chicago Food Depository and Access Living, Chicago and National Museum of Mexican Art.  Ms. Togher earned her Bachelor’s degree in Business Administration from the University of Illinois, Urbana-Champaign. She completed the Loyola University Family Business Next Generation Leadership Institute Program.  As President of a middle market company in the Chicago area and her strong ties to the Chicago community, Ms. Togher brings to the Board business operating experience and first-hand knowledge of local market conditions, which make her a valuable member of the Company’s board.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Rosemarie Bouman.  Ms. Bouman, age 58, is Vice President of the Company and Executive Vice President, Administration and a director of the Bank.  Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006.  Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Andersen & Co. from 1979 to 1983.

Randall T. Conte.  Mr. Conte, age 54, is Executive Vice President, Chief Operating Officer of the Bank. Prior to the MB-Taylor Capital Merger, Mr. Conte was Chief Financial Officer of Taylor Capital Group, Inc. and Chief Financial Officer and Chief Operating Officer of Cole Taylor Bank. In addition, he oversaw the Retail Banking Group at Cole Taylor Bank.  Mr. Conte joined Cole Taylor Bank in 2008 from LaSalle Bank Corporation, where he last served as Executive Vice President and head of operations for LaSalle Bank’s retail, consumer and business banking businesses.  Prior to that, he served as Chief Operations Officer for ABN Amro’s Mortgage Group and as Corporate Controller for LaSalle Bank Corporation.  He was also a line of business Chief Financial Officer for ABN Amro Services Company.  Before his tenure at ABN Amro / LaSalle, Mr. Conte held senior management positions at SBC Warburg (now UBS) and Arthur Andersen.

Mark A. Heckler.  Mr. Heckler, age 51, is Executive Vice President, Commercial Banking and Wealth Management of the Bank, positions he has held since April 2013. Mr. Heckler is also a director of the Bank. Prior to April 2013, Mr. Heckler was responsible for the Risk Management area of the Bank. Prior to joining the Company in 2002, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1985. Mr. Heckler also served as Chairman of the Board of Norwood Life Care, a not-for-profit senior living facility in Chicago. He is also a Board member of Delta Dental of Illinois Foundation (DDILF), and Chairman of its Finance Committee.  DDILF is the 501(c)(3) charitable arm of Delta Dental of Illinois and works to support and improve the oral health of people in Illinois, with a specific focus on children.

Mark A. Hoppe. Mr. Hoppe, age 61, is President and Chief Executive Officer of MB Financial Bank, N.A. From March 2010 and prior to the MB-Taylor Capital Merger, Mr. Hoppe was Chief Executive Officer of Taylor Capital Group, Inc.  He served as President and a director of Taylor Capital and the President, Chief Executive Officer and director of Cole Taylor Bank from February 2008 to the MB-Taylor Capital Merger.  Prior to joining Taylor Capital, Mr. Hoppe served in a variety of management positions with LaSalle Bank, N.A., a bank headquartered in Chicago, Illinois, including Executive Vice President from 1994 to 2001.  He also served as an Executive Vice President of LaSalle Bank Midwest, N.A., a wholly-owned subsidiary bank of LaSalle Bank headquartered in Troy, Michigan, from 2001 to 2005, and as its Chief Executive Officer from 2005 to 2007.  Mr. Hoppe serves on the Board of Directors for Ann & Robert H. Lurie Children’s Hospital of Chicago and on the Board of Advisors and Executive Committee for Catholic Charities of the Archdiocese of Chicago. He is a member of the Board of Trustees and Finance Committee of Window to the World Communications, Inc. (“WTTW/WFMT”), the President’s Council for Heartland Alliance, Executive Committee Member of DePaul University’s Center for Financial Services, and the American Cancer Society’s CEOs Against Cancer.

Edward F. Milefchik.  Mr. Milefchik, age 50, is Executive Vice President, Commercial Banking and a director of the Bank.  Prior to joining the Company in 2008, Mr. Milefchik served as Senior Vice President at Fifth Third Bank’s Chicago affiliate and oversaw the company’s commercial banking operations in the western suburbs of Chicago.  Mr. Milefchik has 26 years of banking experience and previously served 16 years in various capacities for Bank One and its predecessor organization, American National Bank of Chicago.

Michael J. Morton. Mr. Morton, age 52, is Executive Vice President and Chief Credit Officer of the Bank. From March 2008 until the MB-Taylor Capital merger, Mr. Morton was Executive Vice President, Chief Credit Officer of Cole Taylor Bank and chairman of the credit committee. A 16-year veteran of LaSalle Bank and its predecessor Comerica Bank Illinois, Mr. Morton held management positions in business development, commercial lending and credit approval. While at LaSalle, Mr. Morton was a voting member of the bank’s Senior Credit Committee. Immediately prior to joining the Cole Taylor, he served as a senior risk officer at Bank of America, which acquired LaSalle.

Susan G. Peterson.  Ms. Peterson, age 65, is Executive Vice President and Chief Retail Banking Officer of the Bank.  Prior to our acquisition of First Oak Brook and Oak Brook Bank, Ms. Peterson served as Executive Vice President and Chief Retail Banking Officer of Oak Brook Bank since 2001, and prior to that served as Vice President and Head of Retail Banking of Oak Brook Bank since joining Oak Brook Bank in 1999.  Ms. Peterson previously served in various retail management positions with First Midwest Bank and Heritage Bank.

Lawrence G. Ryan. Mr. Ryan, age 56, is Executive Vice President, Commercial Banking of the Bank. Prior to the MB-Taylor Capital Merger, Mr. Ryan served as Group Senior Vice President of LaSalle Bank N.A. From early 2008 until joining Cole Taylor Bank, Mr. Ryan served as business banking market executive in Chicago for Bank of America, which acquired LaSalle.  Mr. Ryan serves as a Director of the Western Golf Association / Evans Scholarship Foundation and is a member of the Board of Advisors for Catholic Charities of the Archdiocese of Chicago.

Michael D. Sharkey. Mr. Sharkey, age 61, is Executive Vice President, Asset Based Lending of the Bank. Prior to the MB-Taylor Capital Merger he was responsible for Taylor Capital’s asset based lending group.  Mr. Sharkey’s previous experience includes 15 years at LaSalle Bank’s asset based lending group LaSalle Business Credit where he was president and Chief Executive Officer. Mr. Sharkey's previous positions include field examiner and loan officer at GE Capital, senior loan officer at Manufacturers Hanover Commercial Corporation and president of StanChart Business Credit, which was ultimately acquired by LaSalle Bank.  Mr. Sharkey is a permanent member of the Executive Committee of the Commercial Finance Association, as well as past president and chairman of that organization.  He is also past president of the American Brain Tumor Association.

Brian J. Wildman.  Mr. Wildman, age 52, is Executive Vice President, Risk Management of the Bank, a position he has held since April 2013. Mr. Wildman is also a director of the Bank. Prior to April 2013, Mr. Wildman was responsible for the Bank's Wealth Management and Commercial Services groups.  Prior to joining the Company in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.  Mr. Wildman is a member of the Board of Trustees of Missionary Furlough Homes, Inc.

Jill E. York.  Ms. York, age 51, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of MB Financial, Inc. since joining the Company in August 2000 and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society.

Director Independence

Our Board of Directors has determined that Directors Bolger, Daniels, Gries, Hallene, Harvey, Holmstrom, May, Santo, Steans and Togher are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market. In making this determination, the Board considered the transactions disclosed with respect to Messrs. Daniels and Santo and Ms. Steans under “Certain Transactions.” The Board also considered various ordinary course lending or leasing relationships that exist between the Company and each of Directors Daniels, Gries, Hallene, Harvey and Steans or entities with which they are affiliated.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. Harvey serving as Chairman and Mr. Feiger serving as Chief Executive Officer.  The Board has determined that the separation of these two positions enhances Board independence and oversight.  Moreover, the separation of these positions allows Mr. Feiger to better focus on his primary responsibilities of overseeing the implementation of the Company’s strategic plans and daily consolidated operations, while allowing Mr. Harvey, who is an independent director, to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, compliance/legal risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk appetites, risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consequently, the Board reviews and monitors risks while overseeing and assessing the Company’s various business units.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas with the Board’s Enterprise Risk, Audit, and Organization and Compensation Committees.  The Board’s Enterprise Risk Committee works with management in connection with its efforts to manage the Company’s overall risk profile, including credit, interest rate, liquidity, operational, reputation, strategic and compliance/legal risks.  This Committee also advises management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned).  In addition, the Audit Committee oversees the Company’s internal control, financial reporting and compliance, and the Organization and Compensation Committee oversees the compensation and incentive programs.  These committees regularly provide reports of their activities and recommendations to the full Board.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Audit, Organization and Compensation, Enterprise Risk, Nominating and Corporate Governance, and Technology Committees.  During the year ended December 31, 2014, the Company’s Board of Directors met fourteen times.  During 2014, no director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

The table below shows current membership for each of the standing Board committees:

Executive Committee	Audit Committee	Organization and Compensation Committee

Thomas H. Harvey(1)	Charles J. Gries(1)	Karen J. May(1)
Mitchell Feiger	David P. Bolger	James N. Hallene
James N. Hallene	Richard J. Holmstrom	Richard J. Holmstrom
Richard J. Holmstrom	Jennifer W. Steans	Renee Togher
Renee Togher

Enterprise Risk Committee	Nominating and Corporate Governance Committee	Technology Committee
David P. Bolger(1)	James N. Hallene(1)	Thomas H. Harvey(2)
C. Bryan Daniels	Thomas H. Harvey	C. Bryan Daniels (2)
James N. Hallene	David P. Bolger	James N. Hallene
Ronald D. Santo
Charles J. Gries

(1) Committee Chair
(2) Mr. Harvey was Chair for the first meeting of the Technology Committee; Mr. Daniels was appointed Chair in February 2015

Executive Committee

The Company’s Executive Committee generally may exercise the powers of the full Board of Directors between Board meetings.  During 2014, the Executive Committee held one meeting.

Audit Committee

The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our consolidated financial statements and the financial reporting processes,

•	the systems of internal accounting and financial controls,

•	compliance with legal and regulatory requirements and our policies,

•	the annual independent audits of our financial statements and internal control over financial reporting;

•	the independent auditor’s qualifications and independence,

•	the performance of our internal audit function and independent auditors, and

•	any other areas of potential risk to us as may be specified by the Board.

The Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The current members of the Audit Committee are “independent” as independence for audit committee members is defined in the NASDAQ Listing Rules.  Our Board of Directors has designated Directors Gries and Bolger as “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission.  The Audit Committee held fourteen meetings during fiscal 2014.

Organization and Compensation Committee

In accordance with its charter, the Organization and Compensation Committee is responsible for discharge of certain of the responsibilities of the Board of Directors relating to the compensation of our executive officers. The Committee:

•	Reviews the goals and objectives of our compensation plans and, when deemed appropriate, recommends that the Board amend these plans or adopt new plans;

•
Oversees the evaluation of our senior management, including our Chief Executive Officer and other executive officers, determines the base salary and the target level and actual awards under the annual incentive and long-term incentive programs for our executive officers other than our Chief Executive Officer, and recommends to the Board the base salary, target level and actual incentive compensation awards for our Chief Executive Officer;

•	Periodically reviews and recommends to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	Administers our Amended and Restated Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•
Approves individual plan awards for our executive officers (after considering the Chief Executive Officer’s recommendations for awards to executive officers other than himself), and submit to the Board for its ratification individual awards for our Chief Executive Officer;

•	Approves the amounts of our contributions under the 401(k) profit sharing plan and non-qualified deferred compensation plans;

•	Reviews the Company’s management succession plan;

•
Conducts such reviews of our incentive and other compensation programs, and provides such reports, certifications and disclosures and discharges any other obligations that the Committee may have as a result of our participation in any government program or as may be required by applicable rules or regulations; and

•	Reviews and discusses with management and approves the Compensation Discussion and Analysis and issues the Committee’s report which appears in this Proxy Statement.

The charter authorizes the Organization and Compensation Committee to select and retain a compensation consultant and other advisors to assist the Committee in carrying out its responsibilities. The Committee reviews and pre-approves all fees for services related to executive and director compensation performed by its consultant. The Chairman of the Committee reviews and approves of any other compensation-related services which the consultant may provide.

In anticipation that the Company would become significantly larger and more complex following the closing of our then-pending acquisition of Taylor Capital Group, Inc. (“Taylor Capital”), during the second half of 2013 the Organization and Compensation Committee retained Meridian Compensation Partners LLC (“Meridian”) to serve as its independent compensation consultant. The Committee chose Meridian based upon the firm’s strong experience and reputation in working with larger banking organizations. We completed our acquisition of Taylor Capital on August 18, 2014.

The Organization and Compensation Committee initially reviewed, and at least once each year reviews, information provided by Meridian addressing factors relevant under NASDAQ Listing Rules in assessing whether Meridian’s work for the Committee raised any conflicts of interest. The factors addressed include the extent of business or personal relationships of Meridian or individuals employed by Meridian with any member of the Organization and Compensation Committee or any of our executive officers; the level of fees received from the Company relative to the consulting firm’s total revenues; the policies and procedures employed by the firm to address conflicts of interest; and any Company stock owned by the individuals employed by the firm to advise the Company. Based on this information, no conflicts of interest with respect to Meridian’s advice have been identified by the Committee.

Under its engagement letter, Meridian acknowledged that the firm was retained by and performs its services for the Organization and Compensation Committee. In performing work for the Committee, Meridian interacts with Company management as part of the process for developing information and data required by the Committee.

At the Organization and Compensation Committee’s request, Meridian conducted a complete review of our executive compensation and board compensation programs, and it developed an updated peer group based on the fact that, following the acquisition of Taylor Capital, we expected to grow to approximately $15 billion in total consolidated assets from just below $10 billion in total consolidated assets and over $725 million of annual revenues from just below $425 million in annual revenues.

Pursuant to our Amended and Restated Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority, within prescribed limits, to grant equity awards to individuals below the executive officer level who are being recruited from other employers, or who are existing employees, as a means of encouraging them to remain with the Company and/or rewarding them for exceptional performance. See “Executive-Compensation-Compensation Discussion and Analysis-Long-Term Incentive.”

The Organization and Compensation Committee meets as necessary. During 2014, the Organization and Compensation Committee met six times. Meetings are held in the first quarter to determine the extent to which annual incentive bonuses have been earned for the prior year, to review executive base salaries and short-term variable incentive award targets, and to consider the amount of the annual 401(k) employer match, the amount of the annual profit sharing contribution and the amount of Company contribution to the non-qualified deferred compensation plan. Beginning in 2014, the Committee moved approval of annual long-term incentive awards to the first quarter; long-term incentive awards were previously approved in July or August. The Committee moved the grants to the first quarter to better coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance.

At least once per year, the Organization and Compensation Committee reviews a tally sheet for each executive officer, which provides a breakdown of each component of compensation being paid to the executive (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.), and reviews other historical data relating to the compensation of our executive officers. The Committee also meets to review our incentive compensation plans at least annually to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks. In setting the compensation of executive officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer. For additional information, see “Executive Compensation-Compensation Discussion and Analysis.”

The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.” The members of the Organization and Compensation Committee are “independent,” as independence for compensation committee members is defined in the NASDAQ Listing Rules.

Enterprise Risk Committee

The Enterprise Risk Committee addresses the challenges and risks the Company faces.  The Enterprise Risk Committee is appointed by the Company’s Board of Directors for the purpose of assisting and advising management in connection with its efforts to manage the overall risk profile of the Company and its subsidiaries, including capital, compliance/legal, credit, interest rate, liquidity, operational and reputation/strategic risk.  The responsibilities of the Enterprise Risk Committee include the following:

•
Assist the Board and its other committees that oversee specific risk-related issues and serve as a resource to management by providing advice and counsel on risk matters and represent the Board’s view to management on risk matters during the periods between Board meetings;

•
Ensure that the Company has in place an appropriate enterprise-wide process to identify, prioritize, measure and monitor, compliance/legal, credit, interest rate, liquidity, operational and reputation/strategic risk;

•	Review, approve and oversee the operation of the Company’s enterprise wide risk management framework, including processes, documentation, reporting and mitigation efforts;

•
Provide oversight and strategic direction to management for developing and maintaining risk appetite guidelines aligned with the enterprise risk management framework, and approve such guidelines, and receive reports from management personnel on the Company’s adherence to risk appetite guidelines and associated risk measures;

•
Provide oversight as it relates to the Company’s capital plan and monitoring of management’s capital planning efforts, including capital adequacy and stress testing in accordance with regulatory expectations;

•
Review reporting and provide oversight on credit risk management matters, including, but not limited to, exercising oversight and approval of credit policies, and analyzing OREO analysis, non-performing loans, credit portfolio metrics, criticized/classified assets, portfolio concentrations (e.g., limits and tolerances) and charge-offs;

•	Advise management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned);

•	Assist management in communicating proposed loan portfolio actions and approaches to the Board;

•	Monitor and review reporting on the credit review program and process;

•	Provide oversight on liquidity and interest rate risk management;

•
Monitor and review significant operational risk matters, including policy reviews and specific reporting on operational risk areas such as disaster recovery/business continuity planning, third party risk management, information security and Financial Crimes Risk Management (BSA/AML/OFAC/Fraud);

•
Monitor management’s oversight of the Company’s compliance program, including reviewing compliance monitoring efforts and updates on management’s efforts to address significant regulatory compliance issues. Monitor management’s oversight of legal risks and the Company’s litigation reporting; and

•	Review results of regulatory examination reports and monitor management’s actions to resolve identified examination issues.

The Enterprise Risk Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”   The Enterprise Risk Committee held four meetings during 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board.  The Nominating and Corporate Governance Committee is also responsible for:

•	Recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
Recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and by-laws relating to the nomination or appointment of directors, based on the following criteria: business and occupational experience, education, integrity and reputation, independence, conflicts of interest, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

•
Reviewing nominations submitted by stockholders that have been addressed to the Corporate Secretary and that comply with the requirements of our charter and by-laws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	Review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;

•	Annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	Considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	Periodically evaluating emerging best practices, including the Board’s leadership structure, with respect to corporate governance matters and making recommendations for Board approval;

•	Conducting, at least annually, a performance assessment of the Board and report its findings to the Board;

•
Reviewing, at least annually, our Code of Business Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
Establishing procedures for the regular ongoing reporting by Board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	Reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Business Conduct (described under “Certain Transactions”);

•
Recommending to the Board a set of corporate governance principles, and review those principles at least annually.  A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents,” and

•	Performing any other duties or responsibilities delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of our by-laws, nominations for election as directors by stockholders must be made in writing and delivered to the Corporate Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in our by-laws.

The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.  During 2014, the Nominating and Corporate Governance Committee met two times.

Technology Committee

The Company’s Technology Committee is a newly formed committee that held its first meeting in December 2014, which was the only meeting this committee held in 2014. The Board formed this committee to focus on cyber security, oversight of technology strategy and investments, and other significant technology issues facing the Company.

Stockholder Communications with Directors

It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters.  The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board.  Stockholders may communicate with our Board of Directors by writing to:  MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  Last year’s annual meeting of stockholders was attended by all directors then serving on the Company’s Board, with one of the directors attending via telephone.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2014 to the following individuals:

•	Mitchell Feiger, President and Chief Executive Officer (“CEO”) of the Company;

•	Jill E. York, Vice President and Chief Financial Officer (“CFO”) of the Company and Executive Vice President and Chief Financial Officer of the Bank;

•	Mark A. Hoppe, President and Chief Executive Officer of the Bank (effective August 18, 2014);

•	Brian J. Wildman, Executive Vice President, Risk Management of the Bank;

•	Mark A. Heckler, Executive Vice President, Commercial Banking and Wealth Management of the Bank; and

•	Lawrence J. Kallembach, Executive Vice President, Operations and Technology of the Bank (through October 24, 2014).

Mr. Hoppe became the President and Chief Executive Officer of the Bank on August 18, 2014, the closing date of our acquisition of Taylor Capital and its subsidiary Cole Taylor Bank. Prior to the acquisition, he served as President and Chief Executive Officer of Taylor Capital and Cole Taylor Bank. Except as otherwise specified, references to Mr. Hoppe’s compensation in the following Compensation Discussion and Analysis are to compensation earned or awarded to him by the Company on or after the date he became President and Chief Executive Officer of the Bank. Although Mr. Kallembach’s employment terminated during 2014, SEC rules require that information regarding his compensation be included in the tables. Mr. Kallembach’s 2014 compensation is described separately within the following Compensation Discussion and Analysis. References in the following discussion to our “named executive officers” do not include Mr. Kallembach, unless otherwise specified.

Executive Summary

2014: An Extraordinary Year

We had an extraordinary year. 2014 stands out as one of the most important and transformative in our history. Through hard work and dedication, we successfully completed the acquisition and integration of Taylor Capital and its subsidiary, Cole Taylor Bank, into the Company and the Bank (we sometimes refer to this as the “Merger”), while continuing to execute our business plan and deliver strong results. Our efforts have solidified the Company as a leader in the Chicago banking market and positioned us for continued growth.

Successful Completion of the Merger. With the completion of the Merger, we ended the year as a larger, more complex financial institution with over $14.6 billion in assets and 2,800 employees. The longer-than-anticipated time between signing and closing the transaction (we signed the merger agreement in July 2013), together with the activity involved combining the businesses, required substantial effort from all of our people, and, in particular, our senior leadership team. That effort paid off as we:

•	Combined our businesses with very high customer retention;

•	Melded senior leadership and employee teams, and retained key talent, with our “One Team, One Culture” initiatives;

•	Managed integration risk by completing full systems conversions in a short period of time; and

•	Made significant progress toward achieving targeted cost savings and synergies.

Strong Business Performance. We paid close attention to what needed to be done to successfully complete the Merger. At the same time, we maintained our focus and intensified our efforts to continue to build a financial institution with lower risk and consistently better returns than peers over the long term. That focus and effort is reflected by the following results:

Continued operating earnings growth and a healthy return on average assets:

•	Grew operating earnings* to $120.3 million, a 19.38% increase over 2013;

•	Expanded net interest margin (fully taxable equivalent)* to 3.77% from 3.59% in 2013; and

•	Achieved operating return on average assets* of 1.05%.

Increased fee initiatives produced greater fee income:

•	Prepaid business card, lease banking, treasury management and wealth management revenue and fees exceeded plan;

•	Increased core non-interest income* to $217.7 million, a 42.1 % increase over 2014; and

•	Grew core non-interest income to revenues* to 37.0%, a 7.3% increase over 2013.

Improved Deposit Mix

•	Low-cost deposits increased to 82% of deposits at year end; and

•	Non-interest bearing deposits increased to 37% of total deposits, with average cost of funds improved to 0.23% in the fourth quarter of 2014, in each case ahead of local peers.

Returns for our stockholders:

•	Year-end closing stock price of $32.86, up from $32.06 at year end 2013;

•	Three-year total stockholder return of 26% per year; and

•	2014 dividends of $0.52 per share, an increase of 18% from 2013.

* Please see our Current Report on Form 8-K, furnished to the SEC on January 30, 2015, for reconciliation of these non-GAAP financial measures: operating earnings, net interest margin (fully taxable equivalent), operating return on average assets, core non-interest income, and core non-interest income to revenues.

2014 Compensation Decisions

As noted, 2014 was an extraordinary year for our Company. We benefited from the strong performance of our CEO and other executive officers. Our leadership team successfully completed the Merger and integrated our organizations. They also delivered financial and operating results above our business plan.

A key guiding principle of our executive compensation program is to pay for performance. We strive to accomplish this through our program designs, our pay policies and our long-term goal to provide value to our stockholders. We reinforced this approach with our 2014 compensation decisions:

We rewarded performance.

•	We measured our performance against Board-approved financial goals and metrics that focused management on achieving our strategic objectives and creating value for our stockholders;

•
We continued to tie a substantial portion of the pay realized by our executive officers (approximately 70% for our CEO) to our financial and business results, as well as individual contributions and performance;

•
Our strong, sustained business and operating performance and strategic accomplishments related to the Merger earned a Company-wide score of 124% under the balanced scorecard we used to measure our annual performance; and

•
We rewarded the significant contributions our CEO and executive officers made to our annual performance and to successful completion of the Merger with substantially above-target payouts under our annual incentive program.

We aligned the interests of our executive officers and stockholders.

•	We structured our long-term incentive to tie 50% of the awards to how the total stockholder return (“TSR”) we deliver to our stockholders compares to the market, and

•	We continued to deliver a portion of the annual incentive in restricted stock units (approximately 30% for our CEO) to reinforce the importance of long-term stockholder value creation.

Best Practice Compensation Approaches

To encourage long-term value creation, we align our executive officers’ interests with the interests of our stockholders and follow good governance practices. We continue to feature many “best practices” in our executive compensation program, including:

•
Pay-for-performance. A substantial percentage of each of our named executive officers’ target total direct compensation is variable, performance-based compensation. Approximately 70% of the target total direct compensation of our CEO is based on annual and long-term performance.

•
Performance measures support strategic objectives. The performance measures we use for our annual (short-term) incentive plan reflect strategic and operating objectives we believe will create long-term value for our stockholders. Our long-term incentive plan rewards the actual stockholder value created from meeting the objectives.

•
Appropriate risk-taking. We set achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business plan.

•	Clawback provisions. Incentive compensation under our short-term and long-term (equity) incentive plans is subject to clawback.

•	No new golden-parachute excise tax gross-ups. Since 2009, we have not entered into any agreements which provide a golden parachute excise tax gross-up in the event of a change in control.

•
“Double-trigger” benefits in the event of a change in control. In the event of a change in control, the payment of the severance benefits and the acceleration of vesting of long-term incentive awards are “double trigger”; that is, severance payments and accelerated vesting of continuing equity incentive awards will not occur unless there is also a qualifying termination of employment upon or after the change in control.

•	No repricing or exchanges of underwater stock options. Our long-term incentive plan prohibits repricing or exchange of underwater stock options without stockholder approval.

•
Significant stock ownership requirement. Our executive officers and directors are required to accumulate and hold stock equal to a multiple of base salary or cash directors’ fees. A director or executive officer who fails to comply with the guidelines may receive fewer equity awards in the future or may be required to retain shares received upon vesting of long-term incentive awards.

•
Protective covenants. In order to receive long-term and other incentive compensation, senior officers must enter into a protective covenants agreement obligating the officer to comply with confidentiality and restrictive covenants. Failure to comply with the agreement may subject the executive to cancellation of awards and a requirement to repay amounts received from awards.

Stockholder Support for Our Say-on-Pay Vote and Our Amended and Restated Omnibus Incentive Plan

At last year’s annual meeting, our stockholders overwhelmingly supported our “say-on-pay” resolution, with more than 93% of the votes cast voting to approve the executive compensation disclosed in last year’s proxy statement. In addition, our proposed Amended and Restated Omnibus Incentive Plan, including an increase in the number of shares authorized for issuance under the Plan of 5.5 million, was approved by 94.4% of stockholders who voted. We believe these votes reflect strong stockholder acceptance of our executive compensation program, including the elements of pay, our use of shares, and the pay-for-performance results. Accordingly, we continued our program during 2014 without significant change.

Compensation Philosophy and Objectives

The Organization and Compensation Committee (“Committee” referred to in this Compensation Discussion and Analysis”) establishes, implements and monitors adherence to our compensation philosophy. Our compensation program is designed to attract and retain high-caliber people and to motivate and reward key employees for outstanding performance that should result in building and maintaining stockholder value. The Committee has adopted and continues to apply the following executive compensation program policy and underlying philosophy. Specifically, our executive compensation program:

•	Allows us to attract, retain and motivate talented individuals who are critical to our success;

•	Provides opportunities to coordinate pay with achievement of our annual and long-term performance goals;

•	Encourages achievement of strategic objectives, creation of stockholder value, and alignment of employee and stockholder interests;

•	Recognizes and rewards individual initiative and achievement;

•	Maintains an appropriate balance between base compensation and short-and long-term incentive opportunities; and

•	Properly aligns risk-taking and compensation.
Base salaries are reviewed during the first quarter of each year. Merit increases and market adjustments, if warranted, are considered at that time. These adjustments help ensure that we recognize performance and remain competitive in seeking to attract and retain talent.

Target bonus opportunities are established at levels intended to provide competitive total cash compensation at target for meeting our performance goals. Actual total cash compensation earned may fall above or below target based on achievements against our Company, business unit and individual performance assessments. Bonuses earned in excess of target amounts are generally paid in the form of restricted stock.

Target long-term incentive (“LTI”) opportunities are also intended to provide competitive total compensation for achieving our performance goals. The LTI program consists of stock-based awards with multi-year vesting periods which serve to reward performance, motivate long-term perspective, align our executives with stockholder interests and retain our key executives and high performers. Award grants are determined based on competitive market practice and individual performance, and provide the opportunity to realize increased rewards as greater levels of stockholder value are created.

Meridian Compensation Partners, LLC (“Meridian”) the independent consultant retained by the Committee, conducts periodic competitive reviews to provide market reference to the Committee when setting pay opportunities and making pay decisions. In preparation for 2014 pay decisions, the consultant conducted a review of the total direct compensation of our executive officers in the context of our acquisition of Taylor Capital. This review took into account the increase in the size and complexity of our organization and the melding of our management teams. Meridian compared (benchmarked) the levels of base salary, target total cash compensation and target total direct compensation for the newly defined roles (including retained Taylor Capital executives) against the levels provided by a peer group. The peer group recommended by Meridian and approved by the Committee included the following financial institution holding companies:

Associated Banc Corp	BOK Financial Corporation
City National Corporation	Commerce Bancshares, Inc.
Cullen/Frost Bankers, Inc.	F.N.B. Corp.
First Horizon National Corporation	First Midwest Bancorp, Inc.
FirstMerit Corporation	Fulton Financial Corporation
Hancock Holding Corporation	IBERIABANK Corp.
National Penn Bancshares, Inc.	Old National Bancorp
PrivateBancorp, Inc.	Signature Bank
TCF Financial Corporation	Texas Capital Bancshares, Inc.
Trustmark Corporation	UMB Financial Corporation
Umpqua Holdings Corp.	Valley National Bancorp
Webster Financial Corporation	Wintrust Financial Corporation

Meridian and the Committee believe these companies represent a good cross-section of financial institutions which, like us, operate in metropolitan areas and have similar business lines and loan portfolio composition. These companies are also comparable to our post-Merger combined asset size and revenue. These institutions ranged in asset size from $8.1 billion to $28.6 billion, with a median of $16.2 billion at September 30, 2013, compared to our then estimated post-Merger combined assets of approximately $15 billion. We sometimes refer to this peer group as our “benchmarking peer group.”

In keeping with our compensation philosophy, the Committee has adopted the following market benchmark and competitive positioning of the elements of our executive compensation program (“Target” refers to pay that would be provided for on-plan, budgeted or median performance levels, as applicable, and “Max” refers to pay that would be provided at outstanding performance levels relative to those metrics):

Base Salary	Total Cash Compensation		Total Direct Compensation
	(Salary and Bonus)		(Salary, Bonus and Long-Term)
	Target	Max	Target	Max
50th percentile	50th percentile	75th - 90th percentile	50th - 60th percentile	75th - 90th percentile

The amount of pay ultimately received by our executive officers will depend upon performance. If our financial and strategic performance is strong relative to our goals and our stock price appreciates, executive officers may earn significant rewards from annual and long-term incentives. If performance falls below our goals, annual incentives will be lower or will not be earned at all. If our stock price performance lags that of our peers, amounts received under our long-term incentives may be reduced or eliminated.

Base Salary

Over time, an executive officer’s base salary will reflect a combination of factors, including competitive pay levels relative to the benchmarking peer group, the position’s role and level of authority, the individual’s expertise, experience and skill level and the officer’s overall contribution to the business and performance in managing his/her area of responsibility. Although no quantifiable formula or weighting of the above-mentioned factors is used in the decision-making process, as noted above we generally seek to maintain an executive officer’s base salary level within the competitive range around the 50th percentile of our benchmarking peer group (that is, within a range of 15% above or below the benchmark).

In February 2014, the Committee reviewed the base salaries of our named executive officers against those of the benchmarking peer group and within the context of the senior leadership team as a whole. Based on this review, the Committee decided to increase the base salaries of Messrs. Feiger, Wildman and Heckler, and of Ms. York, to close the gap between their respective base salaries and the competitive range around the 50th percentile.

Named Executive Officer	2013 Base Salary	2014 Base Salary	Increase
Mitchell Feiger	$775,000	$814,000	5%
Jill E. York	432,000	458,000	6%
Mark A. Hoppe	—	700,000	—
Brian J. Wildman	294,000	332,000	13%
Mark A. Heckler	295,000	333,000	13%

In accordance with the employment agreement we entered into with Mr. Hoppe and which became effective upon the closing of the Merger, we continued Mr. Hoppe’s pre-Merger annual base salary of $700,000.

Short-Term Variable Incentive (Annual Bonus)

The short-term variable incentive (annual bonus) opportunity for named executive officers is targeted as a percentage of base salary. As noted above, we generally seek to maintain an executive officer’s target total cash compensation (base salary plus annual bonus target) within the competitive range around the 50th percentile of our benchmarking peer group. As part of the overall review of our compensation program in February 2014, the Committee reviewed the target total cash compensation of our executive officers, taking into account any change in base salary. As a result, the Committee increased Mr. Feiger’s target bonus amount to 90% of his base salary from 75%, and maintained the target bonus amounts for Ms. York and Messrs. Wildman and Heckler at 50% of base salary. Mr. Hoppe’s annual bonus target under his employment agreement is 75% of his base salary.

Bonuses, if any, are paid during the first quarter following assessment of the prior calendar year’s performance. Amounts earned in excess of the target level have generally been paid in the form of restricted stock ratably vesting over two years. These shares are granted under our Amended and Restated Omnibus Incentive Plan, with shares valued on the date the bonus is awarded. This plan component has been used to retain high performing employees, enhance our focus on long-term perspective and serve as a risk mitigating feature that recognizes our short term results have an impact on our long-term stockholder value.

We once again used a scorecard approach for determining the amount of annual bonus earned by our named executive officers. An executive officer’s bonus will be a function of the officer’s target bonus and the Company-wide score, the officer’s individual performance score and for executive officers with business unit or department responsibility, a business unit or department score.

The amount of bonus earned by Mr. Feiger or Mr. Hoppe is determined by taking the Company-wide score and multiplying it by his target bonus and individual performance score. For Ms. York and Messrs. Wildman and Heckler, the amount of bonus earned is determined by first combining Company-wide and business unit performance scores (with a 60% weighting assigned to Company-wide performance and a 40% weighting assigned to business unit performance) and then multiplying the combined score by the target bonus and the executive officer’s individual performance score.

For example, if an officer other than Mr. Feiger or Mr. Hoppe has a target bonus amount of $150,000, the Company-wide performance score is 110%, the business unit performance score is 85% and his or her individual performance score is 110%, the officer would earn a bonus of $165,000 ($150,000 x ((60% x 110%) + (40% x 85%)) x 110%). The final bonus amount is determined by the Committee and may reflect an adjustment from the formula result. The threshold, target and maximum amounts that could have been payable as annual bonuses for 2014 are set forth in the Grants of Plan-Based Awards table Under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.”

Following the close of the year, the Committee determines the Company-wide score based upon the Company scorecard and input from Mr. Feiger, subject to approval by the Board. Mr. Feiger also provides the Committee with a recommended individual performance assessment and score and, where applicable, a business unit assessment and score, for each of the other executive officers. For the individual performance assessment, Mr. Feiger provides the Committee with an evaluation of each executive officer’s contributions and a recommended individual score ranging from 0% to 200%. The Committee itself assigns a score to Mr. Feiger’s individual performance, also ranging from 0% to 200%, based on its qualitative assessment of his contribution to the Company’s performance. The Committee considers management’s assessment, Mr. Feiger’s recommendations and its own assessment in determining the final performance scores. Final annual incentive amounts are determined and approved by the Committee, with Mr. Feiger’s bonus amount subject to approval by the Board.

Company-Wide Performance Assessment - 2014. The Company-wide scorecard for 2014 was similar to the scorecard used in 2013. However, the target weightings were reallocated to reflect areas important to 2014 performance. Given the strategic importance of the Merger, the weighting for key strategic initiatives was increased to 35% from 25%, with Merger-related initiatives assigned 30% of the 35%. As the Company scorecard set forth in the table below indicates, the performance metrics and goals selected for assessing 2014 Company-wide performance centered on:

•	Revenue growth drivers: core non-interest income, loans and low-cost deposits measured against our adjusted financial plan which includes Taylor Capital from the Merger date forward;

•	Bottom-line performance: net income measured against the adjusted financial plan and operating return on average assets relative to scorecard peers;

•	Balance sheet quality: non-performing loans to total loans relative to the adjusted financial plan; and

•
Execution of key strategic initiatives: growth in relationships and Merger-related initiatives centered around key client retention, key employee retention, successful systems conversion and cost savings.

The table below displays the Company scorecard performance and payout calculation. The performance “Score” for the Corporate Scorecard can range from 0% to 200% for each performance measure.

2014 Company Scorecard

(Dollars in millions)
Financial Measures (1)	Target Weight	Target Performance	2014 Performance	Score	Weighted Score
Financial Measures:
Core Fee Income (2)	14.0%	$158 to $171	$172 (104.1% of plan)	121%	17.0%
Loans (3)	9.0	$9,222 to $9,597	$8,925 (94.8% of plan)	39	3.5
Low Cost Deposits (4)	5.0	$8,131 to $8,462	$9,181 (110.7% of plan)	200	10.0
Net Income (5)	18.0	$110 to $127	$120 (101.0% of plan)	104	18.6
Operating Return on Assets (peer ranking)	9.0	40th to 69.9th percentile	91.7th percentile	178	16.0
Non-Performing Loans/Total Loans	10.0	1.10% to 0.81%	0.96%	100	10.0
Total Financial Measure	65.0				75.1
Key Strategic Initiatives:
Grow Relationships	5.0			75	3.8
Merger Related Initiatives
Key client retention
Key employee retention
Successful system conversion
Cost saves	30.0			150	45.0
Total Key Strategic Initiatives	35.0				48.8
Total Company-Wide Score	100.0%				123.9%

(1) Income-related target and actual performance amounts include adjustments to reflect four and one-half months of combined operations following the Merger and to exclude Merger-related expenses.
(2) Core non-interest income as reported, excluding the mortgage segment.
(3) Total gross loans outstanding excluding covered loans, based on December average balances.
(4) Total non-interest bearing, money market, savings and NOW accounts, based on December average balances.
(5) Net income as reported, excluding Merger-related expenses.

The Company scorecard was designed to focus management on continuing the growth we experienced in 2013, realizing the benefits of the Merger, and maintaining the appropriate emphasis on net income and risk management. The Committee included relative performance for scoring the Operating Return on Average Assets (OROAA) metric to assess performance within the context of the local market operating environment. The peer group for purposes of the OROAA metric included Chicago-area banks with assets ranging from $1.5 to $25 billion, including the three local entities in our benchmarking peer group noted above

(First Midwest Bancorp, Inc., PrivateBancorp, Inc. and Wintrust Financial Corporation), along with ten other Chicago-area banking institutions with which we compete for business.

The first of the Company’s key strategic initiatives was to grow both the services we provide to existing customers and the number of customers we serve. For 2014, this involved targeted efforts to increase the products we provide to both commercial and business banking customers as well as wealth management clients. We focused on adding new relationships in each of these business units. We met some goals, but we fell short in others in each of our business units. As a result, Mr. Feiger recommended, and the Committee agreed, to assign a score of 75% with respect to this strategic initiative. Based on the 5% weighting, this key strategic initiative contributed 3.8% to the Company-wide performance score.

The Merger was the main focus of our key strategic initiatives in 2014. The Merger-related initiatives highlighted areas of execution critical to successful completion of the Merger. Successful execution of these initiatives required effective management of the Company amid the demands of the additional effort to prepare for combining, and then actually combining, two large organizations and their underlying business units. Key customer retention and key employee retention during the period of uncertainty was deemed critical to achieving success. Effective systems conversion and the realization of the anticipated cost savings were also critical goals. Based upon high levels of customer and key employee retention, a prompt and effective system conversion and delivery of cost savings, Mr. Feiger recommended, and the Committee agreed, to assign a score of 150% with respect to the Merger-related key strategic initiatives. Based upon the 30% weighting, these key strategic initiatives contributed 45% to the overall Company-wide performance score.

Based upon the Company-wide performance score of 123.9%, the Committee decided to round the final score to 124%, which it recommended to and was approved by the Board. The Committee believes that this final score appropriately recognizes both above-target financial performance and the positive effect that strong execution of the critical Merger-related initiatives had on the Company and its positioning for the future.

Business Unit Performance Assessment - 2014. The assessment of business unit or department performance applies to each of our named executive officers, except Mr. Feiger and Mr. Hoppe. The performance “Score” for the business unit assessment can range from 0% to 150%.

Finance: This function, headed by Ms. York, was strong in 2014, as it had been in 2013. The finance department contributed to our ability to deliver financial performance in 2014 as a result of balance sheet, capital and financial management, and investment portfolio performance. The department accomplished this while providing substantial effort and contributions to our successful completion of the Merger. These efforts merited a department score of 110%.

Enterprise Risk Management: This function, headed by Mr. Wildman, also contributed to our successful 2014. We experienced improved credit quality during the year and implemented compliance and risk management functions that assisted in our ability to obtain regulatory approvals necessary to complete the Merger. These functions also enabled us to successfully manage the risk involved with what is now a significantly larger and more complex organization. These results earned a department score of 110%.

Wealth and Treasury Management: This unit, led by Mr. Heckler, had a strong year in 2014. Growth in assets under management, asset management and trust fee revenue, new recurring fee revenue, low-cost deposits and profitability all exceeded the 2014 plan. These results earned a department score of 115%.

Individual Performance Assessments - 2014. Individual performance is a significant factor in the bonus earned by an executive officer. In assessing individual performance for 2014 and assigning an individual performance score, the Committee considered the impact of the Merger and the demands it placed on the Company’s executive officers and employees. From the Committee’s perspective, during the period from the signing of the acquisition agreement in July 2013 throughout 2014, the named executive officers were called upon to deliver results while working two jobs. First, each executive officer was tasked with the important duties of his or her position managing the organization (Mr. Feiger and Mr. Hoppe) or a business unit or department (Ms. York and Messrs. Wildman and Heckler) on a day-to-day basis. On top of those duties, each executive officer had Merger-related responsibilities critical to the successful completion of the Merger and the positioning of the Company to achieve the anticipated benefits of the Merger. The Committee determined that the individual performance score was the appropriate place to recognize the important contributions of the named executive officers to the successful completion of the Merger. As a result, the Committee awarded significantly above-target individual performance scores in recognition of strong, sustained effort and achievement.

The Committee made its determination of the individual performance score based on a qualitative assessment provided by Mr. Feiger. This assessment included the individual contributions of each executive officer (other than Mr. Feiger) to the

Company’s performance and the performance of the officer’s business unit or department, Mr. Feiger scored each officer’s performance on a scale ranging from 0% to 200%. For 2014, Mr. Feiger’s assessment also took into account each executive officer’s contributions and achievements with respect to Merger-related responsibilities. As with the Company-wide and business unit or department performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies the scoring of each executive officer’s individual performance. The Committee itself reviews Mr. Feiger’s performance and assigns a score for individual performance, also ranging from 0% to 200%, based on its assessment of the executive officer’s contribution to the Company’s performance and the successful completion of the Merger.

For Mr. Feiger, the Committee’s evaluation centered on his leadership, recognizing that as President and Chief Executive Officer of the Company, he is ultimately responsible for the Company’s financial performance and execution of its business plan and strategic initiatives, including the Merger. The Committee noted Mr. Feiger’s contributions to the execution of our business plan and our strong financial performance during 2014. Additionally, the Committee noted the instrumental role and the valuable contributions Mr. Feiger made in successfully melding the senior leadership teams and business units of the Company and Taylor Capital. As a result, the Committee recommended, and the Board assigned, a 177% individual performance score to Mr. Feiger.

For the other named executive officers, the Committee considered and accepted Mr. Feiger’s recommendations for individual performance scoring reflecting the effort, leadership, contribution and value delivered to the Company, as evidenced by the strong performance of the Company and their departments, and to the successful completion of the Merger. Ms. York received an individual performance score of 185%, reflecting her contributions to the above-target financial performance of the Company and the finance department, and to her leadership and effective management of the impact of the Merger on the accounting and financial functions and efforts to generate desired cost savings. Additionally, the Committee noted Ms. York's contributions in leading the Merger due diligence process, coordination with the attorneys and investment bankers in getting the agreement signed and consummated, and assistance in the regulatory and stockholder approval process. Mr. Hoppe received an individual performance score of 157%, reflecting his performance in managing Taylor Capital and its Merger-related activities prior to the Merger and his contributions as President and Chief Executive Officer of the combined bank following the Merger. The Committee also noted Mr. Hoppe's role in the strong retention of Taylor Capital staff and customers during the long Merger approval process. Mr. Wildman received an individual performance score of 174%, recognizing his leadership in the development of a strong enterprise risk governance and regulatory compliance structure, his contributions toward obtaining regulatory approval of the Merger and the creation of the necessary risk-management capabilities for the size and complexity of the Company following the Merger. Mr. Heckler received an individual performance score of 152%, reflecting the wealth management and treasury management business unit’s financial performance above plan and his contributions to the successful assimilation of Taylor Capital’s commercial real estate, leasing and treasury management functions into the Company.

Final Short-Term Variable Incentive Amounts - 2014

The resulting incentive amounts earned by the named executive officers are set forth in the table below. As described above, these amounts were based upon the combination of the Company-wide score (weighted 100% for Mr. Feiger and Mr. Hoppe, and 60% for the other named executive officers), business unit score (weighted 40% for the three executive officers with this component), individual performance and target bonus percentage. The amounts set forth in the table below reflect the total amount determined pursuant to the formula, the final cash bonus amounts paid, which are shown in the Non-Equity Incentive Plan column in the Summary Compensation Table and the portion awarded as restricted stock units in February 2015. The Committee determined to pay a portion of the above target amounts in cash currently in recognition of the fact that a substantial portion of those amounts was attributable to the Merger-related effort which had spanned an 18-month period.

Name	Target Bonus	Company and Business Unit Score	Individual Performance Score	Combined Score	Total 2014 Annual Incentive	Paid in Cash	Awarded in RSAs (1)
Mitchell Feiger	$732,600	124%	177%	219%	$1,605,402	$1,100,100	$505,302
Jill E. York	229,000	118	185	219	500,579	341,500	159,079
Mark A. Hoppe	525,000	124	157	195	1,023,753	725,000	298,753
Brian J. Wildman	166,000	118	174	206	342,925	228,500	114,425
Mark A. Heckler	166,500	120	152	183	304,029	216,500	87,529
(1) Restricted stock awards granted in February 2015; these awards will be reflected in the Summary Compensation Table in next year's annual meeting proxy statement.

Long-Term Incentive

Long-term incentive, or LTI, in the form of stock-based awards are granted to retain key employees and reward them for sustained appreciation in the market value of our Common Stock, thereby directly aligning their interests with the long-term interests of stockholders. Awards are granted under our stockholder-approved Amended and Restated Omnibus Incentive Plan.

Prior to 2014, grants generally had been made annually late in the second quarter or early in the third quarter. At its August 2013 meeting, the Committee determined that it would move consideration and approval of annual long-term incentive awards to the first quarter, starting in 2014. Moving the grants to the first quarter enables the Committee to better coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance. In addition, grants may be awarded during the year as appropriate for promotions and new hires. Any such recruitment grants made to individuals below the executive officer level are generally made on the date of hire and are approved by the Chief Executive Officer. A recruitment grant to an individual at the executive officer level would need to be approved by the Committee, and the grant date of such award would be the date of Committee approval. Our Chief Executive Officer also has the authority to grant awards to existing employees below the executive officer level for recognition and retention purposes. As with recruitment grants, these grants must be within prescribed limits and must be reported to the Committee at its next scheduled meeting after the grant.

As noted earlier, we generally seek to maintain an executive officer’s total direct compensation (base salary, annual bonus target and long-term incentive) within a competitive range around the 50th-60th percentile of our benchmarking peer group. As part of the overall review of our compensation program in February 2014, the Committee reviewed the total direct compensation of our executive officers after taking into account any changes made to the base salary and target bonus amounts. The total direct compensation for each of the named executive officers was within the competitive range. As a result, the Committee continued the target value of long-term incentives for each named executive officer (as a percentage of base salary): 140% for Mr. Feiger, 80% for Ms. York, and 75% for Mr. Wildman and Mr. Heckler. Based upon our performance in 2013, the Committee established 100% of the target amount as the starting point when making the 2014 LTI awards. Based upon his strong performance in 2013, Mr. Feiger received in February 2014 LTI awards at 115% of the target amount. Mr. Feiger recommended, and the Committee agreed, that Ms. York and Messrs. Wildman and Heckler should receive awards at 115% of the target amount. Because the Merger did not close until August 2014, Mr. Hoppe received a cash-based LTI award from Taylor Capital in February 2014 and did not receive an annual LTI award from the Company. However, as an incentive to remain with the combined organization following the Merger, our employment agreement with Mr. Hoppe provided an award of restricted stock with a grant date value of $1.25 million upon the closing of the Merger.

The Committee uses a mix of performance share units (“PSUs”), restricted stock and stock options for the annual LTI awards to our executive officers. In keeping with the pay-for-performance philosophy, PSUs represented 50% of the aggregate value of the LTI awards, restricted stock and stock options represented 40% and 10% of the aggregate value, respectively.

The 2014 PSU grant vests based on the Company’s relative Total Stockholder Return (TSR) for the three-year performance period commencing January 2014 and ending in December 2016. Our TSR performance is compared to an industry index consisting of 52 financial institutions in the SNL Midcap Bank Index over the same period. Subject to continued employment, the recipients will earn 25% of the number of PSUs granted if the Company’s TSR is at the 25th percentile of the group, 100% of the number of PSUs granted if the Company’s TSR is at the 50th percentile, and 175% of the number of PSUs granted if the Company’s TSR is at or above the 75th percentile. The actual number of shares earned will be interpolated between these points. No PSUs will be earned if the Company’s TSR is below the 25th percentile and no more than 175% of the target shares can be earned in total. The restricted stock and stock option awards vest in 25% increments on each of the first four anniversaries of the date of grant, subject to continued employment. Stock options provide a longer perspective and reward sustained stock price appreciations. Restricted stock has a strong retention feature, aligns our executive officers’ interests with stockholder interests and supports stock ownership objectives.

Each of the 2014 LTI awards will continue to vest or, in some circumstances, vest in full in the event of a qualifying termination of employment. The awards will not automatically vest upon a change in control, but provisions for vesting are included in the event the awards are not continued or upon certain qualifying terminations of employment after the change in control (so-called “double-trigger” vesting).

The LTI awards made to the named executive officers (other than Mr. Hoppe) in February 2014, and to Mr. Hoppe upon the closing of the Merger, are set forth in the Grants of Plan-Based Awards table under the “Estimated Future Payouts under Equity Incentive Plan Awards” and “All Other Stock Awards” columns. In addition, the aggregate grant date fair value of these awards is set forth in the Stock Awards column in the Summary Compensation Table.

Retirement and Other Benefits

Each named executive officer participates in our 401(k) profit sharing plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate following three months of service. Participants are able to contribute up to the lesser of 75% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before-tax basis. We make annual matching contributions to the plan in such amount as is determined by our Board of Directors, and we may also make profit-sharing contributions. All employee contributions are fully vested, and employer matching contributions vest after two years of service. Profit-sharing contributions made by the Company vest fully after six years of service.

The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan. For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust. For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices. We may make discretionary contributions to the deferred compensation plans.

In addition, pursuant to his employment agreement, Mr. Feiger is entitled to a supplemental retirement benefit in the form of an annual credit to his Non-Stock Deferred Compensation Plan account equal to 20% of his base salary. For additional information, see “Non-qualified Deferred Compensation.”

The named executive officers participate in other employee benefit plans generally available to all employees, including group medical, dental, life and disability plans, in addition to any benefits to which they may be entitled by contract.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits to the named executive officers for the fiscal year ended December 31, 2014 are included in the Summary Compensation Table under the “All Other Compensation” column. Perquisites are generally limited to cars and country club memberships for select officers primarily for use with customers.

Employment Agreements and Change in Control Severance Agreements

We have entered into employment or change-in-control severance agreements with our named and other executive officers.

Mr. Feiger has been party to an employment agreement with us (or our predecessors) since 1999. We entered into an employment agreement with Mr. Hoppe which became effective upon the Merger. We entered into these agreements to be consistent with competitive practice, as the use of agreements such as these is commonplace among financial institutions, in light of industry consolidations. In addition, we believe these agreements are consistent with our goal to attract and retain talented executives, as they help minimize uncertainty that may affect the executive’s performance in circumstances associated with changes in strategic direction and the possibility of change in control of the Company. See “Employment and Other Agreements with Named Executive Officers.”

In the event of a change in control, our executive officers may become subject to the excise tax on golden-parachute payments. The applicability and effect of the excise tax can vary significantly from executive officer to executive officer based on the executive’s personal compensation history. To provide an equal level of benefit across individuals without regard to the effects of the excise tax, and keeping with historical competitive practice in the banking industry, each of the named executive officers, except Messrs. Hoppe and Heckler, is a party to a pre-2010 tax gross-up agreement which provides that, he or she will be paid an additional amount (referred to as a “gross-up payment”) that will offset, on an after-tax basis, the effect of any excise tax. See “Employment and Other Agreements with Named Executive Officers-Tax Gross-Up Agreements.” The Company’s obligation to pay a tax gross-up payment will arise only if the compensation and benefits giving rise to the excise tax exceed the amount at which the excise tax is triggered by more than ten percent. If the excise tax is triggered, but the amount is not greater than the threshold for a gross-up payment, then the compensation and benefits otherwise owed to the executive officer are reduced to a level below which the excise tax is triggered. This approach avoids obligating the Company to pay a large gross-up payment in circumstances in which the adverse impact of the excise tax is not significant.

As noted above, the only employment and change-in-control agreements which may obligate us to pay an excise tax gross-up have been in place since prior to 2010. We do not intend to enter into any new agreements which could obligate us to pay an excise tax gross-up.

Mr. Heckler entered into his current change-in-control agreement upon becoming an executive officer in 2011. His agreement provides that he will not be entitled to a gross-up payment. Mr. Hoppe is a party to an employment agreement which does not provide for an excise tax gross-up. Change-in-control payments to Mr. Hoppe or Mr. Heckler will be reduced in circumstances in which doing so will provide a greater amount on an after-tax basis than receiving all payments and paying the golden-parachute excise tax.

For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control, see “Employment and Other Agreements with Named Executive Officers” and “Potential Payments on Termination of Employment and Change in Control.”

Mr. Kallembach's Compensation and Severance Benefits

In the course of establishing the post-Merger senior management team, it was determined that the employment of Mr. Kallembach, our Executive Vice President and Chief Information Officer, would terminate following completion of the Merger. In recognition of this, no changes were made to Mr. Kallembach's base salary in 2014, nor did Mr. Kallembach participate in our short-term variable (annual) bonus program or receive long-term incentive awards in February 2014.

Mr. Kallembach’s employment terminated in October 2014. Mr. Kallembach was a party to a change-in-control agreement. Although the Merger did not constitute a change in control of the Company, the Company decided to treat Mr. Kallembach as if he had incurred a termination of employment qualifying for severance benefits based upon the change-in-control agreement. As a result, we entered into a separation agreement with Mr. Kallembach providing for a severance payment equal to two times his base salary and average annual bonus, and vesting of certain outstanding LTI awards. Mr. Kallembach's severance benefits also included an amount equal to what his 2014 target bonus would have been under the short-term variable incentive program. The Company included this amount in recognition of his contributions to our successful system conversion. Mr. Kallembach was also entitled to receive continuation of health benefits and outplacement services. The separation agreement also contained a release of claims by Mr. Kallembach and a reaffirmation of his obligations to the Company under the protective-covenants agreement. Information with respect to compensation paid or awarded to Mr. Kallembach during 2014 prior to his departure and the severance benefits he received can be found in the compensation tables.

Protective Covenants Agreements

We have made and continue to make significant financial commitments and investments in our business units and people to support our growth. To protect these investments, we have, since the first quarter of 2010, required officers (including Ms. York, Mr. Wildman and Mr. Heckler) to enter into protective covenants agreements with us in return for eligibility to receive incentive compensation. Under the agreement, the individual is obligated to safeguard and not disclose or misuse our confidential information and, for a period of one year after termination of employment, to not solicit, do business with or employ our customers or employees or disparage the Company, or its officers, directors or employees. Because our existing employment agreement with Mr. Feiger and the employment agreement we entered into with Mr. Hoppe already contained these protections for the Company, as well as a non-competition covenant in Mr. Feiger’s case, neither officer was required to enter into a separate protective covenants agreement.

Other Tax Considerations and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation. While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that certain plan content and grant procedure requirements are met), cash and other stock-based awards must be subject to stockholder-approved performance criteria in order to so qualify. In this regard, our stockholder-approved Amended and Restated Omnibus Incentive Plan enables the Committee to structure our annual incentive plan as a cash award and certain of our stock-based performance awards as performance-based compensation intended to be exempt from the $1 million deductibility limit of Section 162(m).

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Feiger, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself). Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and on qualitative judgments regarding individual performance. Mr. Feiger is not involved with any aspect of determining his own compensation.

Compensation Clawback Provisions

Bonus, stock-based or other incentive compensation paid to our executive and other officers is subject to clawback to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as any related rules and regulations which may be issued from time to time. In general, incentive compensation based on financial statements or performance metrics which are restated or proven to have been materially inaccurate will be subject to forfeiture or repayment.

Stock Ownership Guidelines

Since March 2011, we have had in place Board-approved stock ownership guidelines applicable to our executive officers, including our named executive officers, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term stockholders.

Named Executive Officer	Guideline
Mitchell Feiger	6 times base salary
Jill E. York	3 times base salary
Mark A. Hoppe	4 times base salary
Brian J. Wildman	2 times base salary
Mark A. Heckler	2 times base salary

Our other executive officers are required to own shares having a value of two times their respective base salaries. Each non-employee director is required to own shares having a value of at least $150,000. The applicable ownership level must be attained by the fifth anniversary of the date of the appointment as an executive officer or a non-employee director.

The executive officer’s salary and the resulting dollar value of his or her ownership requirement are fixed as of the date the guidelines were adopted or, if later, as of the date the officer first became subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the executive officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).

The ownership requirement is based on actual ownership, which includes shares held directly, through trusts or through our 401(k) plan or non-qualified deferred compensation plan. Unvested share-based awards and all stock options or stock appreciation rights are not considered “owned” for this purpose.

The Committee and the Board will review compliance with the guidelines annually. If a director or executive officer fails to comply with the guidelines, the Committee and the Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or Board retainers in stock.

As of March 2015, each of our directors and named executive officers had met their respective stock ownership requirements.

Organization and Compensation Committee Report
The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom
Renee Togher

Summary Compensation Table
(2014)

The following table and explanatory footnotes provide certain information concerning the compensation paid to or earned by the named executive officers for 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total Compensation ($)
Mitchell Feiger	2014	$788,500	$—	$1,249,882	$124,765	$1,100,100	$—	$342,360	(4)	$3,605,607
President and Chief Executive Officer of the Company	2013	775,000	—	1,106,389	119,624	581,250	—	324,640		2,906,903
	2012	962,500	—	1,264,535	99,201	515,000	—	295,758		3,136,994

Jill E. York	2014	$441,000	$—	$455,906	$39,745	$341,500	$—	$88,334	(5)	$1,366,485
Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2013	430,461	—	426,975	41,731	216,000	—	84,711		1,199,878
	2012	439,000	—	317,175	31,012	209,527	—	66,269		1,062,983

Mark A. Hoppe (6)	2014	$242,308	$—	$1,250,012	$—	$725,000	$—	$27,214	(7)	2,244,534
President and Chief Executive Officer of the Bank

Brian J. Wildman	2014	$307,154	$—	$281,678	$25,356	$228,500	$—	$57,171	(8)	$899,859
Executive Vice President, Risk Management of the Bank	2013	292,846	—	235,554	25,471	147,000	—	54,348		755,219
	2012	285,692	—	201,962	19,751	145,008	—	48,306		700,719

Mark A. Heckler	2014	$308,154	$—	$282,599	$25,444	$216,500	$—	$66,060	(9)	$898,757
Executive Vice President, Commercial Banking and Wealth Management of the Bank	2013	293,077	—	281,738	26,718	147,500	—	57,199		806,232
	2012	280,769	—	190,537	18,631	142,500	—	54,647		687,084

Larry Kallembach (10)	2014	222,538	$—	$—	$—	$—	$—	$959,419	(11)	$1,181,957
Former Executive Vice President and Chief Information Officer

(1)
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based, in the case of restricted shares, on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made and, in the case of market based performance share units (“PSUs”), on the assumptions set forth in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.  The number and grant date fair value of the restricted shares and PSUs awarded to each named executive officer during 2014 are shown in the Grants of Plan-Based Awards table.  The PSUs entitle recipients to shares of common stock and accrued dividends at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. The value of the PSUs included in the table is the grant date fair value based on probable outcomes at the date of grant.  The value of each of the PSU awards at grant date for each of the named executive officers assuming the highest level of performance (175%) and based on the closing price of $29.80 for our Common Stock on the February 26, 2014 grant date, would be as follows:

Name	Fair Value at Grant Date	Maximum Value at Grant Date
Mitchell Feiger	$710,115	$1,091,753
Jill E. York	226,178	347,736
Mark A. Hoppe	—	—
Brian J. Wildman	144,330	221,891
Mark A. Heckler	144,804	222,636
Larry Kallembach	—	—

(2)
The amounts in this column present the grant date fair value of stock options awarded to the named executive officers in 2014 and do not reflect the value of shares received or which may be received in the future with respect to such stock options. The assumptions used to determine the value of these awards are set forth in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015. The number and grant date fair value of stock options awarded to each named executive officer during 2014 are shown in the Grants of Plan-Based Awards table.

(3)
Represents short-term variable cash incentive (annual bonus) awards earned.  Not included in the 2014 amounts in the table are the portions of their incentive awarded in the form of restricted stock granted under our Amended and Restated Omnibus Incentive Plan.  The amounts of these awards for Mr. Feiger, Ms. York, Mr. Hoppe, Mr. Wildman, and Mr. Heckler were $505,302, $159,079, $298,753, $114,425, and $87,529 respectively, resulting in grants of 16,164, 5,089, 9,557, 3,660, and 2,800 shares of restricted stock, respectively, on February 25, 2015, which are scheduled to vest ratably over two years (50% per year) from the grant date.

(4)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $273,775, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $22,198.  Also includes the value of a leased automobile provided to Mr. Feiger of $19,598 and club dues paid on behalf of Mr. Feiger of $22,636.

(5)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $39,700 and 401(k) matching and profit sharing contributions of $22,198.  Also includes the value of a leased automobile provided to Ms. York of $14,565 and club dues paid on behalf of Ms. York of $11,871.

(6)
No compensation information is provided for Mr. Hoppe for 2012 and 2013 because he was not a named executive officer for such years. Mr. Hoppe joined the Bank upon completion of the Taylor Capital acquisition on August 18, 2014.

(7)	Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $16,592 and club dues paid on behalf of Mr. Hoppe of $10,622.

(8)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $19,415 and 401(k) matching and profit sharing contributions of $22,198.  Also includes the value of a leased automobile provided to Mr. Wildman of $15,558.

(9)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $19,565 and 401(k) matching and profit sharing contributions of $22,198.  Also includes the value of a leased automobile provided to Mr. Heckler of $9,637 and club dues paid on behalf of Mr. Heckler of $14,660.

(10)	Mr. Kallembach's employment terminated in October 2014. No compensation information is provided for Mr. Kallembach for 2012 and 2013 because he was not a named executive officer for such years.

(11)	Includes a severance payment of $940,393 made to Mr. Kallembach. Also includes 401(k) matching contribution of $9,100 and the value of a leased automobile provided to Mr. Kallembach of $9,926.

Each of Messrs. Feiger and Hoppe has an employment agreement with the Company.  Each of Ms. York and Messrs. Wildman and Heckler has a change-in-control severance agreement with the Bank.  For descriptions of these agreements, see “Employment and Other Agreements with Named Executive Officers.”  Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
(2014)

The following table and explanatory footnotes provide certain information with respect to grants of plan-based awards to the named executive officers during 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other: Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mitchell Feiger	2/26/2014	$—	$732,600	$2,930,400	—	—	—	—		—	—	$—
	2/26/2014	—	—	—	—	—	—	16,748	(5)	—	—	499,090
	2/26/2014	—	—	—	—	—	—	1,365	(6)	—	—	40,677
	2/26/2014	—	—	—	5,234	20,935	36,636	—		—	—	710,115
	2/26/2014	—	—	—	—	—	—	—		19,648	$29.80	124,765

Jill E. York	2/26/2014	$—	$229,000	$824,400	—	—	—	—		—	—	$—
	2/26/2014	—	—	—	—	—	—	5,335	(5)	—	—	158,983
	2/26/2014	—	—	—	—	—	—	2,374	(6)	—	—	70,745
	2/26/2014	—	—	—	1,667	6,668	11,669	—		—	—	226,178
	2/26/2014	—	—	—	—	—	—	—		6,259	$29.80	39,745

Mark A. Hoppe	8/18/2014	$—	$525,000	$2,100,000	—	—	—	45,788	(7)	—	—	$1,250,012

Brian J. Wildman	2/26/2014	$—	$166,000	$597,600	—	—	—	—		—	—	$—
	2/26/2014	—	—	—	—	—	—	3,404	(5)	—	—	101,439
	2/26/2014	—	—	—	—	—	—	1,205	(6)	—	—	35,909
	2/26/2014	—	—	—	1,064	4,255	7,446	—		—	—	144,330
	2/26/2014	—	—	—	—	—	—	—		3,993	$29.80	25,356

Mark A. Heckler	2/26/2014	$—	$166,500	$599,400	—	—	—	—		—	—	$—
	2/26/2014	—	—	—	—	—	—	3,415	(5)	—	—	101,767
	2/26/2014	—	—	—	—	—	—	1,209	(6)	—	—	36,028
	2/26/2014	—	—	—	1,067	4,269	7,471	—		—	—	144,804
	2/26/2014	—	—	—	—	—	—	—		4,007	$29.80	25,444

Larry Kallembach		$—	$—	$—	—	—	—	—		—	—	$—

(1)
Represents threshold, target and maximum amount potentially payable under 2014 annual incentive awards.  The threshold amount is the amount that would have been payable if the minimum scores had been achieved. Target is the amount payable if Company-wide, business or department and individual scores had been 100%. The maximum amount reflects the highest amount payable for maximum scoring on all metrics.  The actual amounts earned for 2014 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and footnote (4) to that column.  For additional information, see “Compensation Discussion and Analysis-Short-Term Variable Incentive (Annual Bonus).”

(2)
Represents PSUs granted under our Amended and Restated Omnibus Incentive Plan. Each PSU represents the right to receive one share of our Common Stock and accumulated dividends.  Recipients will earn performance shares, totaling between 0% and 175% of the number of PSUs granted, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. The threshold number of the PSUs is the number of shares payable for achievement at the 25th percentile, the target number of 100% of the PSUs is payable for achievement at the 50th percentile and the maximum number of 175% of the PSUs is payable for achievement at or above the 75th percentile. More information regarding the PSUs and 2014 awards can be found in the Compensation Discussion and Analysis and Outstanding Equity Awards table.

(3)
Represents a stock option under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year), subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

(4)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718.  The assumptions used in calculating the grant date fair value of these awards are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.

(5)
Represents restricted stock and stock unit award (and accumulated dividends) under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year), subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentive.”

(6)
Represents restricted stock and stock unit award (and accumulated dividends) under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over two years (50% per year) from the grant date. For additional information regarding the terms of this award, see "Compensation Discussion and Analysis - Long-Term Incentives."

(7)	Represents restricted stock award under our Amended and Restated Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year) from the grant date.

Outstanding Equity Awards at Fiscal Year-End
(2014)

The following table and explanatory footnotes provide information with respect to all stock options and unvested stock awards held at December 31, 2014 by the named executive officers.  Vesting and other information relating to these awards set forth in the footnotes below assumes continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances.  See “Potential Payments on Termination of Employment or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mitchell Feiger	39,210	—	—	$42.70	7/20/2015	—		$—	—		$—
	33,522	—	—	35.77	7/26/2016	—		—	—		—
	24,451	—	—	40.00	7/26/2016	—		—	—		—
	41,714	—	—	32.89	7/25/2017	—		—	—		—
	34,091	—	—	40.00	7/25/2017	—		—	—		—
	54,108	—	—	29.00	6/25/2018	—		—	—		—
	66,275	—	—	24.65	6/25/2018	—		—	—		—
	11,562	11,562	—	20.40	8/29/2022	—		—	—		—
	4,747	14,241	—	27.09	8/28/2023	—		—	—		—
	—	19,648	—	29.80	2/26/2024
	—	—	—	—	—	10,637	(3)	349,532	—		—
	—	—	—	—	—	—		—	46,538	(4)	1,529,239
	—	—	—	—	—	13,247	(5)	435,296	—		—
	—	—	—	—	—	—		—	38,637	(6)	1,269,612
	—	—	—	—	—	16,748	(7)	550,339	—		—
	—	—	—	—	—	1,365	(9)	44,854	—		—
	—	—	—	—	—	—		—	36,636	(8)	1,203,859

Jill E. York	13,688	—	—	$42.70	7/20/2015	—		$—	—		$—
	12,037	—	—	35.77	7/26/2016	—		—	—		—
	8,780	—	—	40.00	7/26/2016	—		—	—		—
	14,309	—	—	32.89	7/25/2017	—		—	—		—
	11,695	—	—	40.00	7/25/2017	—		—	—		—
	26,344	—	—	29.00	6/25/2018	—		—	—		—
	32,268	—	—	24.65	6/25/2018	—		—	—		—
	3,615	3,614	—	20.40	8/29/2022	—		—	—		—
	1,656	4,968	—	27.09	8/28/2023	—		—	—		—
	—	6,259	—	29.80	2/26/2024
	—	—	—	—	—	3,325	(3)	109,260	—		—
	—	—	—	—	—	—		—	14,550	(4)	478,113
	—	—	—	—	—	872	(10)	28,654	—		—
	—	—	—	—	—	4,621	(5)	151,846	—		—
	—	—	—	—	—	—		—	13,479	(6)	442,920
	—	—	—	—	—	5,335	(7)	175,308	—		—
	—	—	—	—	—	2,374	(9)	78,010	—		—
	—	—	—	—	—	—		—	11,669	(8)	383,443

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark A. Hoppe	—	—	—	$—	—	45,788	(11)	$1,504,594	—		$—

Brian J. Wildman	2,886	—	—	$42.70	7/20/2015	—		$—	—		$—
	4,606	—	—	35.77	7/26/2016	—		—	—		—
	5,199	—	—	32.89	7/25/2017	—		—	—		—
	4,249	—	—	40.00	7/25/2017	—		—	—		—
	9,839	—	—	29.00	6/25/2018	—		—	—		—
	12,051	—	—	24.65	6/25/2018	—		—	—		—
	2,302	2,302	—	20.40	8/29/2022	—		—	—		—
	1,011	3,032	—	27.09	8/28/2023	—		—	—		—
	—	3,993	—	29.80	2/26/2024	—		—	—		—
	—	—	—	—	—	2,117	(3)	69,565	—		—
	—	—	—	—	—	—		—	9,265	(4)	304,448
	—	—	—	—	—	2,820	(5)	92,665	—		—
	—	—	—	—	—	—		—	8,227	(6)	270,339
	—	—	—	—	—	3,404	(7)	111,855	—		—
	—	—	—	—	—	1,205	(9)	39,596	—		—
	—	—	—	—	—	—		—	7,446	(8)	244,676

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark A. Heckler	3,962	—	—	$42.70	7/20/2015	—		$—	—		$—
	5,301	—	—	35.77	7/26/2016	—		—	—		—
	7,571	—	—	32.89	7/25/2017	—		—	—		—
	13,804	—	—	24.65	6/25/2018	—		—	—		—
	3,825	—	—	12.09	7/22/2019	—		—	—		—
	4,100	—	—	17.20	7/28/2020	—		—	—		—
	2,172	2,171	—	20.40	8/29/2022	—		—	—		—
	1,061	3,180	—	27.09	8/28/2023	—		—	—		—
	—	4,007	—	29.80	2/26/2024
	—	—	—	—	—	1,998	(3)	65,654	—		—
	—	—	—	—	—	—		—	8,740	(4)	287,196
	—	—	—	—	—	736	(10)	24,185	—		—
	—	—	—	—	—	2,958	(5)	97,200	—		—
	—	—	—	—	—	—		—	8,629	(6)	283,549
	—	—	—	—	—	3,415	(7)	112,217	—		—
	—	—	—	—	—	1,209	(9)	39,728	—		—
	—	—	—	—	—	—		—	7,471	(8)	245,497

Larry Kallembach	4,693	—	—	$42.70	7/20/2015	—		$—	—		$—
	5,255	—	—	35.77	10/24/2015	—		—	—		—
	3,833	—	—	40.00	10/24/2015	—		—	—		—
	3,410	—	—	40.00	10/24/2015	—		—	—		—
	4,172	—	—	32.89	10/24/2015	—		—	—		—
	3,505	—	—	20.40	8/29/2017	—		—	—		—
	2,630	—	—	27.09	8/28/2018	—		—	—		—
	—	—	—	—	—	—		—	7,054	(12)	231,794
	—	—	—	—	—	—		—	5,352	(13)	175,867

Outstanding Equity Awards at Fiscal Year-End
(Continued)

(1)
Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date, except for the options that expire on August 29, 2022, August 28, 2023 and February 26, 2024 which vest ratably over four years (25% per year) from the August 29, 2012, August 28, 2013 and February 26, 2014 grant date, respectively.

(2)	Reflects the value as calculated based on the number of unvested shares or units as of December 31, 2014 and the closing price of our Common Stock on December 31, 2014 of $32.86.

(3)	Restricted stock and stock unit award granted on August 29, 2012 and scheduled to vest ratably over four years (25% per year).

(4)
PSUs granted on August 29, 2012, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 175% (the maximum number) of the units issued, based on the Company's above median total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(5)	Restricted stock and stock unit award granted on August 28, 2013 and scheduled to vest ratably over four years (25% per year).

(6)
PSUs granted on August 28, 2013, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 175% (the maximum number) of the units issued, based on the Company's above median total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(7)	Restricted stock and stock unit award granted on February 26, 2014 and scheduled to vest ratably over four years (25% per year).

(8)
PSUs granted on February 26, 2014, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 175% (the maximum number) of the units issued, based on the Company's above median total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(9)	Restricted stock and stock unit award granted on February 26, 2014 and scheduled to vest ratably over two years (50% per year).

(10)	Restricted stock and stock unit award granted on February 27, 2013 and scheduled to vest ratably over two years (50% per year).

(11)	Restricted stock award granted on August 18, 2014 and scheduled to vest ratably over four years (25% per year).

(12)
PSUs granted on August 29, 2012, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 175% (the maximum number) of the units issued, based on the Company's above median total stockholder return relative to a specified peer group of financial institutions from grant date to year end. Mr. Kallembach's service period is complete but the PSU performance period is not complete.

(13)
PSUs granted on August 28, 2013, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. In accordance with SEC rules, the PSUs are included in the preceding table as if the recipient earned 175% (the maximum number) of the units issued, based on the Company's above median total stockholder return relative to a specified peer group of financial institutions from grant date to year end. Mr. Kallembach's service period is complete but the PSU performance period is not complete.

Option Exercises and Stock Vested
(2014)

The following table and explanatory footnotes provide information about stock options exercised and shares of stock vested during the year ended December 31, 2014 for each named executive officer:

	Option Awards		Stock Awards and Salary Stock
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mitchell Feiger	—	$—	44,947	$1,269,221
Jill E. York	—	—	18,997	531,038
Mark A. Hoppe	—	—	—	—
Brian J. Wildman	2,302	26,174	13,643	379,774
Mark A. Heckler	—	—	10,120	283,652
Larry Kallembach	27,871	148,687	14,794	615,283

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

(2)	Represents the value realized upon vesting of restricted stock award and salary stock, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation
(2014)

The following table, explanatory footnotes and narrative provide information about non-qualified deferred compensation payable to each named executive officer under our Non-Stock Deferred Compensation Plan and Stock Deferred Compensation Plan, and, in the case of Mr. Hoppe, cash amounts payable under Taylor Capital awards and balances credited under the Taylor Capital deferred compensation plan assumed by the Company as a result of the Merger (see footnote (5) below):

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Mitchell Feiger	$66,415	$273,775	$216,534	$—	$3,581,238
Jill E. York	32,850	39,700	30,421	—	472,762
Mark A. Hoppe	48,462	16,592	2,686	—	1,804,106	(5)
Brian J. Wildman	8,820	19,415	6,984	—	165,439
Mark A. Heckler	10,457	19,565	12,595	—	180,717
Larry Kallembach	25,355	—	5,633	—	92,097

(1)	All amounts are reported as compensation for 2014 in the Summary Compensation Table under the “Salary” column.

(2)
Amount represents contributions accrued by the Company for 2014 and paid into the non-qualified deferred compensation plan in 2015.  All of the amounts shown are reported as compensation for 2014 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $2,365,211; Ms. York - $397,314; Mr. Hoppe - $65,054; Mr. Wildman - $109,841; and Mr. Heckler - $75,875. Mr. Kallembach was not a named executive officer in prior years.

(5)
Includes the following amounts which we assumed as a result of the Merger: (a) year-end balance of unvested cash payments of $911,000 relating to Taylor Capital awards of which, $744,333 vested and was paid to Mr. Hoppe in February 2015 and the remainder ($166,667) is scheduled to vest and be paid in February 2016; and (b) vested amounts of $825,367 credited under the Taylor Capital Deferred Compensation Plan. No contributions were credited under the plan in 2014 and no contributions may be credited in future years. The balance is debited or credited based on performance of one or more mutual funds and will be payable following termination of employment.

Certain of our officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, under one of our two non-qualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices.  The executive selects the particular measurement funds for his or her account.

An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion.  With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a qualifying change in control of the Company.  Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum.  A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments.  Elections and payments are subject to compliance with tax code section 409A, including a six-month delay in payments triggered on termination of employment.  The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash.  All distributions under the non-stock plan are made in cash.

Employment and Other Agreements with Named Executive Officers

Employment Agreement with Mr. Feiger.  In December 2007, we entered into an employment agreement with Mr. Feiger, the Company’s President and Chief Executive Officer, which replaced his prior employment agreement with the Company from March 2003.  We entered into an amended and restated employment agreement with Mr. Feiger in December 2008 at the time we became a participant in the U.S. Treasury Department's TARP Capital Purchase Program. We exited that program when we repaid the TARP funds in 2012.

Mr. Feiger’s employment agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The employment agreement entitles Mr. Feiger to an annual base salary of not less than $600,000 and an annual target bonus opportunity of not less than 60% of his base salary.

The employment agreement entitles Mr. Feiger to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, including but not limited to, payment by the Company of certain club dues and the use of a company car, and to long-term disability coverage and benefits as in effect on the date of the employment agreement, to the extent available at reasonable cost.  Mr. Feiger is entitled to a post-employment health benefit (the

“Post-Employment Health Benefit”) which provides Company-paid health coverage for Mr. Feiger and his eligible dependents until Mr. Feiger becomes eligible for Medicare benefits.  The employment agreement also provides that on each December 31st during the term of the agreement (starting December 31, 2007), provided that he is then employed by the Company, Mr. Feiger will receive a fully-vested employer contribution to his account under the Company’s non-stock non-qualified deferred compensation plan in an amount equal to 20% of his base salary then in effect (the “Deferred Compensation Contribution”).  In the event of a change in control, Mr. Feiger is entitled to an acceleration of the deferred compensation contributions that would be made through the year he would reach age 60.

The employment agreement provides that Mr. Feiger is to be considered for annual awards of stock options and/or other stock-based awards under the Company’s Amended and Restated Omnibus Incentive Plan, with the expectation, but not a requirement, that his awards will have a value on the date of grant, at target, equal to 100% of his salary earned for the preceding calendar year.  The mix and terms and conditions of Mr. Feiger’s awards generally will be the same as the awards made at the same time to the other senior officers of the Company, provided, that any stock option granted to Mr. Feiger will have a term of ten years (or such other period as applies under the terms of stock options granted at the same time to other senior officers), may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a “change in control” (as defined below) if the unvested portion of the stock option would otherwise terminate, in whole or in part, by reason of the change in control, and have post-employment exercise periods.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (referred to below as a “Non-Extension Termination”), provided that Mr. Feiger has given timely and proper notice to the Company and the Company does not timely cure the circumstances giving Mr. Feiger the right to terminate.

The term “change in control” is defined to mean the occurrence of any of the following:  (i) any person becomes the beneficial owner of 35% or more of the voting stock of the Company or the Bank; (ii) individuals who were directors of the Company on the date of the employment agreement (referred to as the “incumbent board”) cease to represent a majority of the Board of Directors, except to the extent new directors are supported by the incumbent board; (iii) consummation of a reorganization, merger or consolidation of the Company or the Bank, other than, in the case of the Company, a transaction where the Company’s stockholders prior to the transaction hold more than 60% of the outstanding shares of the resulting entity following the transaction, or, in the case of the Bank, a transaction where the Company owns more than 50% of the outstanding securities of the resulting institution; or (iv) consummation of a sale of all or substantially all of the assets of the Company or the Bank or approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank.

If Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, he will receive monthly payments equal to the sum of one-twelfth of his then-current base salary, one-twelfth of the average annual cash incentive bonuses for the two full calendar years preceding the date of termination, and one-twelfth of the amount of the Deferred Compensation Contribution that he otherwise would have received on the next December 31st, based on his then-current base salary.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for 18 months after the date of termination.  Mr. Feiger will also receive the Post-Employment Health Benefit and all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus, expense reimbursements and vested employee benefits.  These other amounts are referred to below as “Accrued Compensation.”

The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, then he will receive a lump sum amount in cash equal to three times the sum of his then current base salary and target annual bonus (currently 75% of his base salary), instead of the monthly payments described above.  He will also receive any Accrued Compensation and the Post-Termination Health Benefit.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination,” if the Company terminates Mr. Feiger’s employment after he has been disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason.  If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

Employment Agreement with Mr. Hoppe. In the course of considering the Merger in July 2013, we identified retention of Mr. Hoppe, then President and Chief Executive Officer of Taylor Capital and Cole Taylor Bank, to serve as President and Chief Executive Officer of the Bank as important to the success of the combined company following the Merger. In light of the mutual desire of the parties for Mr. Hoppe to serve in such positions, and because Mr. Hoppe would otherwise technically have had the right to resign upon the closing of the Merger and receive significant severance benefits under the "change of control provisions" of his existing employment agreement with Taylor Capital and Cole Taylor Bank if he were not the President and Chief Executive Officer of MB Financial (rather than MB Financial Bank), simultaneously with the execution of the merger agreement, we entered into an employment agreement with Mr. Hoppe, which became effective at the time of the Merger.

Mr. Hoppe's employment agreement has an initial term of three years, with automatic one-year renewal terms beginning on the second anniversary of the effective date of the agreement, unless either party gives notice of non-renewal. The employment agreement entitles Mr. Hoppe to: (i) a minimum annual base salary of $700,000; (ii) an annual bonus target of 75% of base salary; (iii) beginning in 2015, an annual target grant date value for stock-based awards under our Amended and Restated Omnibus Incentive Plan of 125% of the previous year’s base salary, and (iv) participation in our benefit plans and fringe benefit programs. Mr. Hoppe also received an initial restricted stock grant on the effective date of the Merger with a value of $1,250,000, which award vests in 25% installments on the first four anniversaries of the effective date of the Merger (the “Effective Date Award”). Mr. Hoppe’s employment agreement also provides that he will serve as a director of the Bank.

Under his employment agreement, upon an involuntary termination of Mr. Hoppe's employment other than for cause and other than due to his death or disability, the Effective Date Award and certain restricted cash awards granted to Mr. Hoppe by Taylor Capital prior to the Merger will become fully vested. Mr. Hoppe will also be entitled to: (i) any earned but unpaid annual cash bonus for the calendar year preceding the year of termination; (ii) 24 monthly payments equal to one-twelfth of his annual base salary and average annual cash bonus (or a lump sum payment equal to three times his annual base salary plus target annual cash bonus if the termination occurs in connection with or within 24 months following a change in control of MB Financial); and (iii) up to 18 monthly payments equal to 150% of the monthly premium paid by him for COBRA coverage. If Mr. Hoppe's employment is terminated due to his death or disability, the Effective Date Award and any previously received Taylor Capital awards will become fully vested and he will not be entitled to any other severance benefits

Mr. Hoppe's right to severance benefits under his employment agreement is contingent upon his execution of a release of claims, as well as his compliance with restrictive covenants contained in a separate protective covenants agreement. Mr. Hoppe is not entitled to a golden parachute excise tax gross-up.

Change in Control Severance Agreements.  The Bank has entered into Change in Control Severance Agreements with its named executive officers (other than Mr. Feiger and Mr. Hoppe).  The Change in Control Severance Agreements with Ms. York and Mr. Wildman have been in effect since December 2008 (with predecessor agreements in place prior to that time).  Mr. Heckler entered into his current Change in Control Severance Agreement upon becoming an executive officer in 2011.  Each agreement is for a three-year term, which is automatically extended for one year on each anniversary of the agreement (so that the agreement has a three-year term following the extension).

Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

•	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

•	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

•	immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates; and

•
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if:  (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (b ) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s annual base salary and bonus opportunity or duties, significant diminution in position, authority or responsibilities or a required relocation. The definition of the term “change in control” contained in their change in control severance agreements is the same as the definition of that term in Mr. Feiger’s employment agreement as described above, except that, consistent with the original terms of this change in control severance agreement for Ms. York, a reorganization, merger or consolidation involving the Company will constitute a change in control if the Company’s stockholders following the transaction own less than 70% (compared to 60% in Mr. Feiger’s employment agreement) of the outstanding shares of the resulting entity following the transaction.  The definition of “change in control” in Mr. Wildman’s and Mr. Heckler’s change in control severance agreement is identical to the definition of that term in Mr. Feiger’s employment agreement.

Tax Gross Up Agreements.  Prior to 2008, the Company had entered into tax gross up agreements with each of its executive officers.  The tax gross up agreements with Mr. Feiger, Ms.  York and Mr. Wildman have been in effect since December 2008 (with predecessor agreements in place prior to that time).  Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code, provided the payments subject to the excise tax exceed a certain threshold amount.  See “Compensation Discussion and Analysis-Employment Agreements; Change in Control Severance Agreements.”  The term “change in control” is defined generally as a change in ownership of the Company or a significant financial institution subsidiary of the Company triggers the applicability of Section 280G and 4999.

As noted above, since 2009 the Company has not entered into any agreements obligating the Company to pay an excise tax gross-up.  As a result, neither Mr. Heckler, who became an executive officer in 2011, nor Mr. Hoppe, who joined us in 2014, is a party to a tax gross-up agreement.

Potential Payments Upon Termination of Employment or Change in Control

The following table and explanatory footnotes describe the amounts that each of named executive officers would be entitled to receive following certain types of terminations of employment or in connection with a change in control. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2014 (the last day of the Company’s 2014 fiscal year), and that the value of a share of the Company’s stock on that day was $32.86, the closing price on December 31, 2014. In addition, in keeping with the SEC’s rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the qualified 401(k) plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the deferred compensation plans; and options that have vested and become exercisable prior to the termination of employment in the circumstances indicated or change in control.

Since 2012, we have included “double trigger” change in control vesting provisions in the long-term incentive awards granted under our Amended and Restated Omnibus Incentive Plan. Unvested awards do not automatically vest upon a change in control, so long as the awards are continued in a qualifying manner after the change in control. A continuing award qualifies if the award has a value at least equal to the value of the replaced award (the value of PSUs will be based on performance through the date of the change in control), the award relates to publicly traded equity securities of the Company or its successor following the change in control, and the award has terms and conditions (such as vesting and time of payment) not less favorable than in effect before the change in control. Vesting and payment of continuing awards will accelerate in the event of involuntary termination of employment after the change in control under circumstances in which severance benefits become payable. If the awards are not continued as qualifying awards, vesting and payment will be accelerated upon the change in control.

No amounts are shown for Mr. Kallembach in the table below because his employment terminated prior to December 31, 2014. Mr. Kallembach received a severance payment in connection with the termination of his employment. Information with respect to the severance payment is included in the "All Other Compensation" column of the Summary Compensation Table.

The table below illustrates the incremental amounts that what would have been paid on December 31, 2014, in the event of termination of employment in the circumstances indicated or change in control.

Termination and Change in Control Scenarios

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause		For Cause	Involuntary in Connection With or After a Change of Control		Upon a Change of Control but No Termination of Employment Occurs	Death	Disability
Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$—	$4,543,992	(1)	$—	$9,654,767	(2)	$591,780	$—	$324,650	(3)
Acceleration of Long-Term Incentives (4)	—	5,669,088		—	5,669,088		—	5,669,088	5,669,088
Post-Employment Healthcare Benefits (5)	251,149	251,149		—	251,149		—	167,433	251,149
Total Benefits to be Received	$251,149	$10,464,229		$—	$15,575,004		$591,780	$5,836,521	$6,244,887

Jill E. York
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$2,896,969	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,940,402		—	1,940,402		—	1,940,402	1,940,402
Post-Employment Healthcare Benefits (5)	—	—		—	43,035		—	—	—
Total Benefits to be Received	$—	$1,940,402		$—	$4,880,406		$—	$1,940,402	$1,940,402

Mark A. Hoppe
Compensation Continuation or Lump Sum Amount	$—	$2,487,722		$—	$3,713,070	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	2,412,937		—	2,412,937		—	2,412,937	2,412,937
Post-Employment Healthcare Benefits	—	—		—	—		—	—	—
Total Benefits to be Received	$—	$4,900,659		$—	$6,126,007		$—	$2,412,937	$2,412,937

Brian J. Wildman
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$1,904,888	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,191,541		—	1,191,541		—	1,191,541	1,191,541
Post-Employment Healthcare Benefits (5)	—	—		—	50,614		—	—	—
Total Benefits to be Received	$—	$1,191,541		$—	$3,147,043		$—	$1,191,541	$1,191,541

Mark A. Heckler
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$1,026,658	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,212,887		—	1,212,887		—	1,212,887	1,212,887
Post-Employment Healthcare Benefits (5)	—	—		—	51,318		—	—	—
Total Benefits to be Received	$—	$1,212,887		$—	$2,290,863		$—	$1,212,887	$1,212,887

(1)
Represents 36 monthly compensation continuation (severance) payments of $128,772 each which would be paid to Mr. Feiger under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.”  If the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement – see “Employment and Other Agreements with Named Executive Officers–Employment Agreement with Mr. Feiger”), payments would continue for only 18 months and would total $2,317,896.

(2)
Represents the lump sum severance amount which would be paid in the event the officer’s employment is “involuntarily terminated” in connection with or following a change in control of the Company.  For Mr. Feiger, the lump sum amount is equal to three times the sum of his base salary and target annual bonus, plus an amount equal to the present value of accelerated deferred compensation contributions which are payable upon a change in control under Mr. Feiger’s Employment Agreement (see “Employment and Other Agreements with Named Executive Officers – Employment Agreement with Mr. Feiger”).  Also includes a tax gross up payment in the amount of $4,770,329, $1,443,696 and $912,971 for Mr. Feiger, Ms. York and Mr. Wildman, respectively. Although Mr. Hoppe's and Mr. Heckler’s severance amounts are subject to the excise tax, no tax gross up payment is payable.

(3)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(4)
These amounts reflect the value of unvested restricted stock awards and stock options which vest in full in the circumstances indicated. The restricted stock is assumed to pay out based on the December 31, 2014 closing price of $32.86 per share.  The value of the stock options is based on the excess, if any, of the $32.86 closing market price and the option exercise price. The PSUs are assumed to pay out based on the performance level achieved as of December 31, 2014. No amounts are shown under the “Upon a Change in Control but No Termination of Employment Occurs” column on the assumption the unvested awards continue as qualified awards after the change in control.

(5)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 2.17%.

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors.

DIRECTOR COMPENSATION

For 2014, the fees paid to our directors for meeting attendance were as follows:

•	a fee for each Board meeting attended of $3,000;

•	a fee for each committee meeting attended of $1,000; and

•	a fee for each Executive Loan Committee meeting attended of $1,000.

For 2014, the annual retainers paid were as follows:

•	Board members (other than the Chairman), $56,000;

•	the Chairman of the Board, $86,000;

•	the Audit Committee chairperson, $15,000;

•	the Organization and Compensation Committee chairperson, $10,000;

•	the Nominating and Corporate Governance Committee chairperson, $10,000; and

•	the Enterprise Risk Committee chairperson, $10,000.

All fees earned for 2014 by the Company's directors could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Non-Qualified Deferred Compensation.”  Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Amended and Restated Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Amended and Restated Omnibus Plan that vest on the first anniversary of the grant date.  Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

Since March 2011, we have had Board-approved stock ownership guidelines applicable to the Company’s non-employee directors and the Company’s executive officers to further reinforce the alignment of the financial interests of these individuals with those of our long-term stockholders.   See “Compensation Discussion and Analysis—Stock Ownership Guidelines.” As of March 2015, each of our directors has met the stock ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2014.  During 2014, Mr. Feiger did not receive any compensation for service on our Board of Directors while employed by the Company.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David P. Bolger	$—	$41,700	$97,300	$—	$—	$—	$139,000
C. Bryan Daniels (1)	34,797	—	—	—	—	—	34,797
Robert S. Engelman, Jr. (2)	36,333	—	—	—	—	—	36,333
Charles J. Gries	144,000	—	—	—	—	—	144,000
James N. Hallene	90,350	—	48,650	—	—	—	139,000
Thomas H. Harvey	131,833	—	—	—	—	—	131,833
Richard J. Holmstrom	34,500	—	80,500	—	—	—	115,000
Karen J. May	80,250	—	26,750	—	—	—	107,000
Ronald D. Santo	173,500	—	—	—	—	—	173,500
Jennifer W. Steans (1)	—	35,797	—	—	—	—	35,797
Renee Togher	118,000	—	—	—	—	—	118,000

(1)	Mr. Daniels and Ms. Steans became directors of the Company upon completion of the MB-Taylor Capital Merger on August 18, 2014.

(2)
Mr. Engelman, a former Chief Executive Officer of one of the Company’s predecessors, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium, and lifetime coverage under a Medicare Supplemental Insurance Plan.  See “Certain Transactions.” Mr. Engelman retired from the Board of Directors on May 28, 2014.

(3)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Gries - $144,000 in stock deferred compensation plan; Ms. May - $80,250 in stock deferred compensation plan; Mr. Santo - $143,000 in a non-stock deferred compensation plan; and Ms. Togher - $118,000 in stock deferred compensation plan.  Included in the fees paid to Mr. Santo is $30,500 for his service as chairman of the Bank.

(4)
The amount in this column is calculated using the grant date fair value of the awards under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the dates the awards were made.  The awards reflected in the table represent grants of restricted stock in 2014 for director fees in lieu of cash to Mr. Bolger for 1,413 shares and Ms. Steans for 1,144 shares.

(5)
The amounts in this column are calculated using the grant date fair value of the awards under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.  The option grants reflected in the table include grants in 2014 for director fees in lieu of cash to Messrs. Bolger, Hallene, and Holmstrom and Ms. May for 21,060, 10,655, 17,705 and 5,822 shares, respectively, which option awards vested immediately upon grant.  As of December 31, 2014, total shares underlying stock options held by the directors were as follows: Mr. Bolger – 72,817 shares; Mr. Gries – 1,550 shares; Mr. Hallene – 40,330 shares; Mr. Holmstrom – 30,790 shares; and Ms. May – 21,558 shares.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees, contains a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company.  The policy covers any transaction or series of similar transactions where the amount involved is expected to exceed $10,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors.  The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

A copy of our Code of Conduct and Ethics is available on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”

Transactions

Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to make loans, transactions in repurchase agreements and certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

James Field, the son of the Company’s Vice President and President of Lease Banking for the Bank, Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services.  Fees paid by the Company to this law firm during 2014 totaled $491,819.

Robert S. Engelman, Jr., who retired as a director of the Company on May 28, 2014 and served as Chairman of the Board of Directors of MB Financial, Inc. prior to the MB-MidCity Merger and as President and Chief Executive Officer of Avondale Financial Corp. from January 1993 until February 1999, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium.  Mr. Engelman’s son, Christopher Engelman, is a director of wealth management for the Bank and a managing director of Cedar Hill Associates, LLC, an asset management firm in which the Bank purchased an 80% interest in 2008.  Compensation (including salary and bonus) paid to Christopher Engelman for 2014 totaled $339,241.  During 2014, Christopher Engelman was also awarded 1,158 shares of restricted stock and options to purchase 1,811 shares of common stock and participated in the 401(k) profit sharing plan and deferred compensation plan for which he received contributions of $22,198.

Company Director Ronald D. Santo, who retired as Group President of MB Financial Bank in September 2008, receives lifetime coverage of continued premium payments by the Bank on long-term care insurance policies maintained for him and his spouse and coverage under a Medicare Supplemental Insurance Plan pursuant to the employment agreement he had with the Bank provided that the annual costs to the Bank are not to exceed $25,000.

Effective June 30, 2014, the Company entered into a letter agreement (the “Escrow Letter Agreement”) with certain principal stockholders of Taylor Capital (the “Principal Stockholders”) pursuant to which the Principal Stockholders agreed to be responsible for repayment of 60% of the restitution payments made by Taylor Capital’s subsidiary bank, Cole Taylor Bank, or MB Financial Bank, as successor to Cole Taylor Bank, under the Order to Cease and Desist and Order of Assessment of Civil Money

Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act and the Illinois Banking Act, As Amended (the “Consent Order”) entered into by Cole Taylor Bank with the Board of Governors of the Federal Reserve System and the State of Illinois Department of Financial and Professional Regulation, Division of Banking, for a specified period of time calculated on an after-tax basis if the Company realizes a tax benefit therefrom.

The restitution payments are subject to a maximum of the lesser of: (i) $30,000,000; or (ii) the total amount of such restitution that relates to fees collected by the third party named in the Consent Order, with which Cole Taylor Bank previously had a deposit program relationship, from affected account holders between May 4, 2012 and June 30, 2014. Included among the Principal Stockholders are: (i) Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (collectively, the “Prairie Entities”), with which C. Bryan Daniels, who became a director of the Company upon completion of the Merger, is affiliated as a managing member of the sole general partner of each of the Prairie Entities; and (ii) Jennifer W. Steans, who became a director of the Company upon completion of the Merger, and certain members of her extended family and various trusts and other entities affiliated therewith (collectively, the “Steans Family Members”).  Mr. Daniels has a 2.0% ownership interest in Prairie Capital IV, L.P. and a 2.62% ownership interest in Prairie Capital IV QP, L.P. and the Steans Family Members have an 18.05% ownership interest in Prairie Capital IV, L.P. and a 2.725% ownership interest in Prairie Capital IV QP, L.P.

Prairie Capital IV, L.P., Prairie Capital IV QP, L.P. and the Steans Family Members are obligated to contribute approximately 7.77%, 7.77% and 48.72%, respectively, toward the total repayment responsibility of the Principal Stockholders under the Escrow Letter Agreement.  The Escrow Letter Agreement provides that, during the four-year period after the closing of the Merger, the payment obligation of the Principal Stockholders will be secured by their deposit into escrow of cash or, with respect to the Prairie Entities, a letter of credit.  The Principal Stockholders, other than the Prairie Entities, will remain obligated for an additional four years on an unsecured basis.  The Prairie Entities will remain obligated on an unsecured basis for an additional three years.

On August 15, 2014, the Company and MB Financial Bank entered into a supplemental agreement to the Escrow Letter Agreement with Ms. Steans, as representative (the “Representative”) of the Principal Stockholders (the “Supplemental Agreement”) to make minor modifications to certain terms of the Escrow Letter Agreement and to clarify further and memorialize their understanding of certain relative rights and obligations of the parties with respect to the transactions contemplated by the Escrow Letter Agreement.  On August 15, 2014, MB Financial Bank, the Representative and The Northern Trust Company, as escrow agent, entered into an Escrow Agreement to provide for the escrow arrangement described above.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act and the SEC’s implementing rules, we are including in this proxy statement and will present at the Meeting an advisory (non-binding) proposal on executive compensation, commonly known as a “say on pay” proposal. This proposal gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The proposal will be presented at the Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty the Board. Nor will it affect any compensation paid or awarded to any executive. The Organization and Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As discussed in “Executive Compensation-Compensation Discussion and Analysis,” the objective of our executive compensation philosophy and programs is to attract and retain experienced, highly qualified executives who are critical to our long-term success and enhancement of stockholder value using a market competitive, pay-for-performance approach. The say-on-pay vote at our annual meeting of stockholders held in 2014, which related to our 2013 executive compensation, was approved by 92% of stockholder votes cast. You are encouraged to read the “Executive Compensation-Compensation Discussion and Analysis,” including the tables and narrative disclosure describing the 2014 compensation of our named executive officers.

In keeping with the preference expressed by our stockholders at our 2012 Annual Meeting, the Company is currently holding “say-on-pay” votes annually. According, we will hold our next “say-on-pay” vote at the 2016 Annual Meeting of Stockholders. Our stockholders will next have an opportunity to indicate their preference for the frequency of our say-on-pay vote at our 2018 Annual Meeting.

Our Board of Directors believes that our executive compensation in 2014 continued to achieve the objective of our executive compensation philosophy and programs, and it therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed McGladrey LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015. Although stockholder ratification of the appointment of McGladrey LLP is not required by our by-laws or otherwise, our Board of Directors is submitting this appointment to our stockholders for their ratification at the Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of McGladrey LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of McGladrey LLP is ratified by the stockholders at the Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

McGladrey LLP served as our independent registered public accounting firm for the year ended December 31, 2014.  Representatives of McGladrey LLP have been invited to be present at the Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Set forth below is information regarding fees for the various services provided to the Company by McGladrey LLP during 2014 and 2013.

Audit Fees

2014.  McGladrey LLP billed us $1,123,680 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the audit under the standards for financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States (Government Auditing Standards), for the purpose of filing with the Government National Mortgage Association (GNMA), the audit of compliance with requirements applicable to U.S. Department of Housing and Urban Development (HUD)-Assisted Programs, agreed upon procedures with respect to the Company’s filing with HUD and of certain records and transactions of Cole Taylor Mortgage, LLC for the purpose of assisting the Company in satisfying the license surrender requirements of the California Residential Mortgage Lending Act, and the audit of the financial statements of Cole Taylor Mortgage, LLC.

Additional, this category included the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and for reviews of certain Forms 8-K, Form S-3, Form S-4 and Form S-8 filings.

2013.  McGladrey LLP billed us $663,420 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and for reviews of certain Forms 8-K and Form S-4 filings.

Audit-Related Fees

2014.  McGladrey LLP billed us $45,900 for professional services rendered by it for the December 31, 2013 audit of our 401(k) profit sharing plan.

2013.  McGladrey LLP billed us $36,400 for professional services rendered by it for the December 31, 2012 audit of our 401(k) profit sharing plan.

Tax Fees

2014 and 2013.  McGladrey LLP did not perform any professional services for us that would be considered in the tax fee category during the fiscal year ended December 31, 2014 or 2013.

All Other Fees

2014 and 2013.  McGladrey LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2014 or 2013.

Pre-Approval Policy

The Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services materially exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Audit Committee specifically provides for a different period.

In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to the Company’s management.

None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2013 and 2014 were approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014, with management and with McGladrey LLP, the Company’s independent registered public accounting firm for 2014.  The Audit Committee also has discussed with McGladrey LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the Audit Committee has received the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey LLP’s communications with the Audit Committee concerning independence as currently in effect, and discussed with McGladrey LLP their independence.  Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Charles J. Gries, Chairman
David P. Bolger
Richard J. Holmstrom
Jennifer W. Steans
Renee Togher

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file.  Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2014 all reports were timely filed other than: (i) in the case of each of the following officers, the inadvertent omission of a single transaction from an otherwise timely filed Form 4 reporting multiple transactions involving equity award grants: Rosemarie Bouman, Mitchell Feiger, Burton J. Field, Mark A. Heckler, Susan G. Peterson, Brian J. Wildman and Jill E. York; (ii) in the case of each of Ms. Bouman and Ms. Peterson, the inadvertent omission of a single transaction from an otherwise timely filed Form 4 reporting multiple transactions involving the vesting and settlement of previously granted equity awards; and (iii) in the case of C. Bryan Daniels, a director of the Company, the inadvertent failure to state the correct number of shares acquired in two transactions involving the acquisition of shares of Company Common Stock in connection with the Taylor Capital merger, which were reported on an otherwise timely filed Form 4.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 12, 2015.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and by-laws and Maryland law.

Our by-laws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of our by-laws must be received by the Company's Secretary not earlier than the close of business on January 28, 2016 and not later than the close of business on February 27, 2016.  If, however, the date of the next annual meeting is before May 7, 2016 or after July 26, 2016, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K

This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (excluding exhibits).  To request a copy of the 10-K with exhibits, or to obtain a copy of our 2014 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992.  Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

By Order of the Board of Directors
 Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 10, 2015

MB FINANCIAL, INC. 6111 N. RIVER ROAD ROSEMONT, IL 60018
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M72521-P49765	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MB FINANCIAL, INC.
The Board of Directors recommends you vote FOR the following:					The Board of Directors recommends you vote FOR proposals 2 and 3.
		For	Against	Abstain			For	Against	Abstain
1	Election of Directors
	1a. David P. Bolger	☐	☐	☐	2	Advisory (non-binding) vote on executive compensation.	☐	☐	☐
	1b. C. Bryan Daniels	☐	☐	☐
	1c. Mitchell Feiger	☐	☐	☐	3	Ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
	1d. Charles J. Gries	☐	☐	☐
	1e. James N. Hallene	☐	☐	☐
	1f. Thomas H. Harvey	☐	☐	☐
NOTE:  The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting, a Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2014.  In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.

	1g. Richard J. Holmstrom	☐	☐	☐
	1h. Karen J. May	☐	☐	☐
	1i. Ronald D. Santo	☐	☐	☐
	1j. Jennifer W. Steans	☐	☐	☐
	1k. Renee Togher	☐	☐	☐

	For addresses changes/comments, mark here.			☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [ PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M72522-P49765

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - MAY 27, 2015

The undersigned hereby appoints Mitchell Feiger, Charles J. Gries and James N. Hallene, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on Wednesday, May 27, 2015, at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  YOU MAY INSTEAD VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side